                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No. _)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  Confidential, for Use of the
                                              Commission Only (as Permitted by
                                              Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           METRO-GOLDWYN MAYER INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                                      N/A
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                      [LOGO OF METRO-GOLDWYN-MAYER INC.]

                           METRO-GOLDWYN-MAYER INC.

                               ----------------

               AMENDED NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD JULY 13, 1999

                               ----------------

To Our Stockholders:

  On March 31, 1999, Metro-Goldwyn-Mayer Inc., a Delaware corporation (the "Company"), sent proxy materials to stockholders of record for the Annual Meeting of the Company's Stockholders, which was originally scheduled to be held on May 11, 1999. Subsequent to the date of those proxy materials, Frank
G. Mancuso resigned as the Chairman of the Board of Directors and Chief Executive Officer and A. Robert Pisano resigned as the Vice Chairman of the Board of Directors and as a director, respectively, of the Company. Alex Yemenidjian, who has served on the Board of Directors of the Company since November 1997, is the new Chairman and Chief Executive Officer and Christopher
J. McGurk is the new Vice Chairman and Chief Operating Officer. As a result of these changes, Mr. McGurk will replace Mr. Pisano as a nominee for election to the Board of Directors. All other nominees for election to the Board remain unchanged.

  In light of these developments, the Company elected to postpone the Annual Meeting, which will now be held on July 13, 1999, at 10:00 a.m., local time, at The Regent Beverly Wilshire, 9500 Wilshire Boulevard, Beverly Hills, CA 90212 for the following purposes:

    1. To elect a Board of Directors;

    2. To consider and act upon the approval and ratification of the repricing of stock options granted pursuant to the Amended and Restated 1996 Stock Incentive Plan;

    3. To consider and act upon the approval and ratification of a proposal to amend the Amended and Restated 1996 Stock Incentive Plan to increase the aggregate number of shares of the common stock of the Company issuable thereunder from 8,125,065 to 30,000,000 and to set a maximum number of shares that any one participant may be awarded under the plan at 15,000,000;

    4. To consider and act upon the approval and ratification of the amendment of the Bonus Interest Agreements entered into pursuant to the Senior Management Bonus Plan;

    5. To consider and act upon the approval of an amendment to the Company's Amended and Restated Certificate of Incorporation to increase the total number of shares of common stock authorized from 250,000,000 to 500,000,000;

    6. To consider and act upon the approval and ratification of the issuance of options to purchase shares of the common stock of the Company to Mr. Yemenidjian pursuant to his employment agreement;

    7. To consider and act upon the approval and ratification of the issuance of options to purchase shares of the common stock of the Company to Mr. McGurk pursuant to his employment agreement;

    8. To consider and act upon the ratification of the selection of Arthur Andersen LLP as independent auditors of the Company for the fiscal year ending December 31, 1999; and

    9. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

  Stockholders of record at the close of business on June 15, 1999 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. A list of such stockholders will be available for examination by any stockholder, during ordinary business hours, at the Company's executive offices for a period of 10 days prior to the meeting date.

  The Company's Annual Report on Form 10-K for 1998 (the "10-K"), which contains all the information required by Rule 14a-3 under the Securities Exchange Act of 1934, and Annual Report to Stockholders ("Annual Report") were previously distributed to the Company's stockholders of record at the close of business on March 19, 1999 (the "Original Record Date"). Along with the amended proxy materials, we are distributing the 10-K to the stockholders of record on the Record Date who were not stockholders of record on the Original Record Date. If you require an additional copy of the 10-K, or a copy of the Annual Report, please contact the Company at 2500 Broadway Street, Santa Monica, California 90404, or call (310) 449-3000, attention: Corporate Secretary.

  Enclosed is a white proxy with a blue stripe. The all-white proxy which accompanied the prior proxy materials to stockholders of record on the Original Record Date is null and void. Therefore, even if you returned the all-white proxy, your votes will not be recorded unless you return the blue-striped proxy or attend the Annual Meeting in person.

  Please date, sign and return the enclosed blue-striped proxy whether or not you plan to attend the Annual Meeting. If you plan to attend the Annual Meeting, please also check the appropriate box on the enclosed blue-striped proxy and detach the admission ticket to present at the meeting.

          PLEASE DATE, SIGN AND MAIL THE ENCLOSED BLUE-STRIPED PROXY.

 Use the enclosed envelope which requires no postage for mailing in the United States.

                                         By Order of the Board of Directors,

                                         /s/ William Allen Jones

                                         William Allen Jones
                                         Senior Executive Vice President
                                         and Secretary

Santa Monica, California
June 15, 1999

                           METRO-GOLDWYN-MAYER INC.
                             2500 Broadway Street
                        Santa Monica, California 90404
                                (310) 449-3000

                               ----------------

                            AMENDED PROXY STATEMENT
                              Dated June 15, 1999

                    FOR THE ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD JULY 13, 1999

                               ----------------

General

  The accompanying form of proxy and the persons named therein as proxies have been approved by, and this solicitation is made on behalf of, the Board of Directors of Metro-Goldwyn-Mayer Inc. in connection with the Annual Meeting of Stockholders of Metro-Goldwyn-Mayer Inc. (the "Annual Meeting") to be held at 10:00 a.m., local time, on July 13, 1999 at The Regent Beverly Wilshire, 9500 Wilshire Boulevard, Beverly Hills, CA 90212, and at any and all postponements and adjournments thereof. Metro-Goldwyn-Mayer Inc., together with its direct and indirect subsidiaries, is hereinafter referred to as the "Company," unless the context indicates otherwise.

  This Amended Proxy Statement and accompanying white proxy with a blue stripe will be mailed to stockholders on or about June 18, 1999, and replace the proxy statement and all-white proxy first mailed on or about March 31, 1999 to stockholders of record on March 19, 1999 (the "March Proxy Statement").

  The costs of solicitation of proxies will be paid by the Company. In addition to soliciting proxies by mail, the Company's officers, directors and other regular employees, without additional compensation, may solicit proxies personally or by other appropriate means. The Company will reimburse brokers, banks, fiduciaries and other custodians and nominees holding the common stock, $.01 par value per share, of the Company (the "Common Stock") in their names or in the names of their nominees for their reasonable out-of-pocket charges and expenses in forwarding proxies and proxy materials to the beneficial owners of the Common Stock.

Voting Rights and Outstanding Shares

  Only stockholders of record of the Common Stock as of June 15, 1999 will be entitled to vote at the Annual Meeting. The authorized capital stock of the Company presently consists of 250,000,000 shares of the Common Stock and 25,000,000 shares of preferred stock, $.01 par value per share. On June 15, 1999, there were issued and outstanding 151,170,833 shares of the Common Stock, which constitutes all of the outstanding voting securities of the Company entitled to vote at the Annual Meeting. Each share of the Common Stock is entitled to one vote on all matters to come before the Annual Meeting. In addition, as of June 15, 1999, there were 132,253 shares of the Common Stock held by the Company as treasury shares, which shares are not entitled to vote at the Annual Meeting. No shares of the Company's preferred stock are issued and outstanding.

  The presence, in person or by proxy, of the holders of at least a majority of the total number of outstanding shares of the Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes (i.e. shares held by brokers or nominees as to which instructions have not been received from beneficial owners or persons entitled to vote that the broker or nominee does not have discretionary power to vote on a particular matter) are counted for the purpose of determining the presence or absence of a quorum for the transaction of business. In the event that there are not sufficient votes for a quorum at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

  Directors will be elected by a plurality of the votes of the shares of the Common Stock present in person or represented by proxy. For Proposals 3, 6, 7 and 8 the affirmative vote of the holders of a majority of the outstanding shares of the Common Stock represented in person or by proxy and entitled to vote on each such proposal will be required for approval. For Proposal 5, the affirmative vote of the holders of a majority of the outstanding shares of the Common Stock entitled to vote on such proposal will be required for approval. For Proposals 2 and 4 the affirmative vote of the holders of at least 75 percent of the outstanding shares of the Common Stock represented in person or by proxy and entitled to vote on each such proposal will be required for approval. Tracinda Corporation ("Tracinda"), which owned approximately 79.4 percent of the outstanding shares of the Common Stock as of June 15, 1999, has agreed to vote its shares in favor of the approval of Proposal 2. See "Proposal 2--Options Repricing." Tracinda, together with a Delaware corporation that is principally owned by Tracinda, are collectively referred to herein as the "Tracinda Group."

  With regard to the election of directors, votes may be cast in favor of or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on proposals other than the election of directors and will be counted as present for purposes of the proposal on which the abstention is voted. Therefore, such abstentions will have the effect of a negative vote. Broker non-votes are not counted for purposes of determining whether a proposal has been approved and, therefore, have the effect of reducing the number of affirmative votes required to achieve a majority of the votes cast for such proposal.

  Proxies must be written, signed by the stockholder and returned to the Secretary of the Company. Any stockholder who signs and returns a proxy may revoke it at any time before it is voted by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a date later than the date of the proxy being revoked. Any stockholder attending the Annual Meeting in person may withdraw such stockholder's proxy and vote such stockholder's shares. The accompanying blue-striped proxy replaces an all-white proxy which was distributed with the March Proxy Statement to stockholders of record at the close of business on March 19, 1999. The all-white proxy is null and void, even if it was previously returned by a stockholder. Only the blue-striped proxy can be used by a stockholder to direct the voting of shares of the Common Stock. Thus, a stockholder who previously returned an all-white proxy must also return the blue-striped proxy to direct the voting of shares of the Common Stock.

  The Common Stock does not have cumulative voting rights.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The table below sets forth the beneficial ownership of the Common Stock as of June 15, 1999 of (i) each director of the Company, (ii) the "Named Executive Officers" (as defined in "Executive Compensation" below), (iii) the directors and Named Executive Officers of the Company as a group and (iv) each person who at such time, to the Company's knowledge, beneficially owned more than five percent of the outstanding shares of the Common Stock of the Company.

                                                           Number of  Percentage
           Name and Address of Beneficial Owner            Shares(1)   of Class
           ------------------------------------           ----------- ----------
   The Tracinda Group(2)................................  134,997,723    89.2%
    150 S. Rodeo Drive
    Beverly Hills, CA 90212
   Alex Yemenidjian(3)..................................        5,000       *
   Christopher J. McGurk(4).............................      360,485       *
   James D. Aljian(3)...................................       14,107       *
   Francis Ford Coppola.................................           --      --
   Willie D. Davis(3)...................................          835       *
   Alexander M. Haig, Jr.(3)............................           --      --
   Kirk Kerkorian(3)(5).................................  134,997,723    89.2
   Frank G. Mancuso(6)..................................    1,645,622     1.1
   Jerome B. York(3)....................................       13,295       *
   William A. Jones(7)..................................      130,263       *
   Daniel J. Taylor (8).................................       61,060       *
   Robert Brada(9)......................................        8,740       *
   A. Robert Pisano(10).................................      338,589       *
   Michael G. Corrigan(11)..............................      180,168       *
   David G. Johnson(12).................................      193,071       *
   All Directors and Named Executive Officers as a group
    (15 persons)........................................  137,948,958    90.0

--------
 *   Less than 1 percent.

 (1) The number of shares shown includes shares over which the person named has either sole or shared voting or investment power and shares as to which certain directors and executive officers disclaim beneficial ownership. The shares of the Common Stock which a person has the right to acquire within 60 days of June 15, 1999 and the shares of Common Stock underlying options that are vested as of June 15, 1999 or that will become vested within 60 days are deemed to be outstanding for the purpose of calculating the beneficial ownership of the holder of such options or other rights, but are not deemed to be outstanding for the purpose of computing the beneficial ownership of any other person. As a result, the aggregate percentage ownership of the Common Stock shown above may exceed 100 percent.

 (2) Includes: 156,251 shares of the Common Stock issuable at a price of $6.41 per share pursuant to a presently exercisable stock option which expires on October 10, 2002 and 16,208,463 shares of the Common Stock acquired from Seven Network Limited ("Seven") on September 1, 1998 for aggregate consideration of $389 million. All of the shares of the Common Stock held by the Tracinda Group are pledged to a group of banks to secure a syndicated credit facility to the Tracinda Group.

 (3) Each of Messrs. Aljian, Kerkorian and York is an employee of, and, together with Mr. Yemenidjian, was nominated to the Board of Directors of the Company by, Tracinda. Each of Messrs. Aljian, Davis, Haig, Kerkorian, Yemenidjian and York is a director of, and Mr. Yemenidjian is also an executive officer of, MGM Grand, Inc., an affiliate of Tracinda.
      Includes: with respect to Messrs. Aljian, Davis and York 376, 259, and 314 shares of the Common Stock, representing in each case the estimated number of shares of the Common Stock (based on a per share price of $15.94 as of June 15, 1999) to be issued under the Director Plan (as defined in "--Director Compensation") within 60 days of June 15, 1999. See "--Director Compensation."

 (4) Includes: 107,000 shares of the Common Stock granted to Mr. McGurk pursuant to his Employment Agreement that will be issued to Mr. McGurk within 60 days of June 15, 1999.

 (5) Mr. Kerkorian is the Chief Executive Officer, President, and sole shareholder and director of, and was nominated to the Board of Directors of the Company by, Tracinda. Represents 134,997,723 shares of the Common Stock beneficially owned by the Tracinda Group.

 (6) Includes: 989,219 shares of the Common Stock underlying options vested as of June 15, 1999 or that will become vested within 60 days of such date. Also includes 7,578 shares of the Common Stock which are owned by Mr. Mancuso's children and grandchildren and as to which Mr. Mancuso disclaims beneficial ownership.

 (7) Includes: 90,431 shares of the Common Stock underlying options vested as of June 15, 1999 or that will become vested within 60 days of such date, and 832 shares of the Common Stock allocated to Mr. Jones' account in the Savings Plan (as defined in "Benefit Plans--MGM Savings Plan") as of June 15, 1999.

 (8) Includes: 59,084 shares of the Common Stock underlying options vested as of June 15, 1999 or that will become vested within 60 days of such date and 824 shares of the Common Stock allocated to Mr. Taylor's account in the Savings Plan as of June 15, 1999.

 (9) Includes: 7,713 shares of the Common Stock underlying options vested as of June 15, 1999 or that will become vested within 60 days of such date and 796 shares of the Common Stock allocated to Mr. Brada's account in the Savings Plan as of June 15, 1999.

(10) Includes: 296,794 shares of the Common Stock underlying options vested as of June 15, 1999 or that will become vested within 60 days of such date and 867 shares of the Common Stock allocated to Mr. Pisano's account in the Savings Plan as of June 15, 1999. Also includes 7,052 shares of the Common Stock which are held by the Pisano's Children's Trust and as to which Mr. Pisano disclaims beneficial ownership.

(11) Includes: 179,168 shares of the Common Stock underlying options vested and exercisable as of June 15, 1999 and 361 shares of the Common Stock allocated to Mr. Johnson's account in the Savings Plan as of June 15, 1999.

(12) Includes: 179,168 shares of the Common Stock underlying options vested and exercisable as of June 15, 1999.

Shareholders Agreement

  The following is a summary description of the material terms of the Amended and Restated Shareholders Agreement (the "Shareholders Agreement") dated as of August 4, 1997, as amended, by and among the Company, the Tracinda Group and the current and former executives specified on the signature pages thereto (such specified persons, collectively, "Executives"). This summary description does not purport to be complete and is subject to and qualified in its entirety by reference to the definitive Shareholders Agreement, a copy of which is filed as an exhibit to the 10-K. For purposes of the Shareholders Agreement, any shares of the Common Stock beneficially owned, directly or indirectly, by any member of the Tracinda Group will be deemed to be owned by Tracinda.

  Tag-Along Rights. The Tracinda Group has agreed to be bound by certain "tag-along" restrictions with respect to certain transfers of its shares of the Common Stock. Subject to certain exceptions, if any member of the Tracinda Group desires to transfer shares of the Common Stock beneficially owned by it, directly or indirectly, in whole or in part (a "Tag-Along Sale"), then each Executive shall have the right but not the obligation, (i) to exercise certain options held by such Executive pursuant to the 1996 Incentive Plan (as defined) to the extent required to realize the "tag-along" rights of such Executive and (ii) to elect that such member of the Tracinda Group be obligated to require, as a condition to such Tag-Along Sale, that the proposed purchaser purchase from each such electing Executive a proportional number of shares.

  Registration Rights. Subject to certain exceptions and conditions, the Tracinda Group and the Executives have the right to make up to three requests, in the case of the Tracinda Group, and up to two requests with respect to all of the Executives, for registration ("Demand Registration") under the Securities Act of 1933, as amended (the "Securities Act") of all or part of the Common Stock or certain other securities (the "Registrable Securities") held by them. Any request for a Demand Registration must include Registrable Securities with an estimated value of no less than $50 million. Demand Registration requests may be for shelf registrations (covering sales on a delayed or continuous basis).

  In addition, if the Company proposes to register any of its equity securities under the Securities Act (other than (i) a registration on Form S-4 or Form S-8 or (ii) a registration in connection with a pro rata distribution of rights to subscribe for shares of the Common Stock), whether or not for sale for its own account, then, subject to certain exceptions and conditions, each member of the Tracinda Group and each of the Executives shall be entitled to request that the Registrable Securities of the same class beneficially owned by such party be included in such registration (a "Piggyback Registration").

  The Company will pay all of the expenses of any Demand or Piggyback Registration, including the fees and expenses of a single counsel retained by the selling stockholders; however, each selling stockholder will be responsible for the underwriting discounts and commissions and transfer taxes in connection with shares sold by such stockholder. Each selling stockholder and the underwriters through whom shares are sold on behalf of a selling stockholder will be entitled to customary indemnification from the Company against certain liabilities, including liabilities under the Securities Act.

  Certain Holdback Agreements. The Tracinda Group and each of the Executives has agreed, if requested by the Company or any managing underwriters of a registration of securities of the Company, not to effect any public sale or distribution (including sales pursuant to Rule 144 under the Securities Act) of equity securities of the Company, or any securities convertible into or exchangeable or exercisable for equity securities, for a period not to exceed the period commencing with the date seven days prior to and ending with the date 180 days after the effective date of any underwritten registration by the Company of its securities (except as part of such underwritten registration). The Company has agreed to a similar restriction (except as part of such underwritten registration or pursuant to registrations on Form S-4 or Form S-8 or any successor forms) and to use its best efforts to cause certain holders of its capital stock (other than in a registered public offering) to so agree.

Investors Shareholder Agreement

  The Company, Tracinda and Frank G. Mancuso, a director and the former Chairman of the Board and Chief Executive Officer of the Company, are parties to and have proposed to terminate the Amended and Restated Investors Shareholder Agreement dated as of August 4, 1997, as amended September 1, 1998 (the "Investors Shareholder Agreement"). The Investors Shareholder Agreement includes, among other provisions, an agreement under which the parties agree to vote their respective shares of the Common Stock as a group with respect to certain matters, including, but not limited to, certain corporate governance matters and the election of the Board of Directors of the Company. A copy of the definitive Investors Shareholder Agreement is filed as an exhibit to the 10-K.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

  The following table sets forth the names of each nominee (the "Nominees") for election as a director of the Company and provides information concerning such Nominee's principal occupation for at least the past five years, age as of June 15, 1999, and certain other matters. Directors of the Company hold office until the next annual meeting of stockholders, until their respective successors are duly qualified or until their earlier resignation or removal.

  The Nominees are all current members of the Board of Directors. All proxies received by the Board of Directors will be voted for such Nominees, unless directions to the contrary are given. In the event that any Nominee is unable to or declines to serve, an event that is not anticipated, the proxies will be voted for the election of another nominee designated by the Board of Directors or, if none is so designated, will be voted according to the judgment of the person or persons voting the proxy.

 The Board of Directors recommends that stockholders vote "FOR" the Nominees.

           Name           Age    Principal Occupation and Other Directorships
           ----           ---    --------------------------------------------
 Alex Yemenidjian........  43 Mr. Yemenidjian has been Chairman of the Board and Chief Executive Officer of the Company since
                              April 1999 and has been a director of the Company
                              since November 1997. Mr. Yemenidjian currently
                              serves as the President of MGM Grand, Inc., a
                              position he has held since July 1995, and has
                              served as a director of MGM Grand, Inc. since
                              1989. Mr. Yemenidjian has also served MGM Grand,
                              Inc. in other capacities during such period,
                              including as Chief Operating Officer from June
                              1995 until April 1999 and as Chief Financial
                              Officer from May 1994 to January 1998. In
                              addition, Mr. Yemenidjian served as an executive
                              of Tracinda from January 1990 to January 1997 and
                              from February 1999 to April 1999.

 Christopher J. McGurk...  42 Mr. McGurk has been Vice Chairman of the Board of
                              Directors and Chief Operating Officer of the
                              Company since April 1999. From November 1996 until joining the Company, Mr. McGurk was President and Chief Operating Officer of
                              Universal Pictures, a division of Universal
                              Studios. Prior to joining Universal, Mr. McGurk spent eight years at The Walt Disney Company, including as President, Motion Pictures Group,
                              Walt Disney Studios from 1994 to 1996, and as
                              Executive Vice President and Chief Financial
                              Officer from 1990 to 1994.

 James D. Aljian.........  66 Mr. Aljian has been a director of the Company since October 1996. Mr. Aljian has served as an
                              executive of Tracinda since October 1987. In
                              addition, Mr. Aljian serves on the board of
                              directors of MGM Grand, Inc. and on the
                              shareholders' committee of DaimlerChrysler AG.

 Francis Ford Coppola....  60 Mr. Coppola has been a director of the Company since January 1998. Since 1993 Mr. Coppola has
                              been the owner, Chairman and President of
                              American Zoetrope, a film company based in San
                              Francisco. Mr. Coppola is also a five-time Oscar-
                              winning director, writer and producer.
                              Mr. Coppola previously served on the board of
                              directors of Metro-Goldwyn-Mayer Studios Inc.
                              ("MGM Studios") from December 1993 to October
                              1996.

           Name           Age    Principal Occupation and Other Directorships
           ----           ---    --------------------------------------------
 Willie D. Davis.........  64 Mr. Davis has been a director of the Company since November 1998. Mr. Davis is President and
                              Director of All-Pro Broadcasting, Inc., an AM and
                              FM radio broadcasting company. Mr. Davis has
                              served on the board of directors of MGM Grand,
                              Inc. since 1989 and is director of Sara Lee
                              Corporation, K-Mart Corporation, Johnson
                              Controls, Inc., Alliance Bank, WICOR, Dow
                              Chemical Company, Rally's Hamburgers, Inc.,
                              Strong Fund and Bassett Furniture Industries,
                              Incorporated.

 Alexander M. Haig, Jr...  74 Mr. Haig has been a director of the Company since
                              November 1998. Mr. Haig is Chairman of Worldwide
                              Associates Inc., an international business advisory firm. In addition, Mr. Haig has served on the board of directors and as a consultant to MGM Grand, Inc. since 1990 and serves on the boards of directors of America Online, Inc., Interneuron Pharmaceuticals, Inc. and Preferred
                              Employers Holdings, Inc.

 Kirk Kerkorian..........  82 Mr. Kerkorian has been a director of the Company since October 1996 and has had a professional
                              relationship with MGM Studios and its
                              predecessors for over 25 years. Mr. Kerkorian has
                              served as Chief Executive Officer, President and
                              sole director and shareholder of Tracinda for
                              more than the past five years. In addition, Mr.
                              Kerkorian serves on the board of directors of MGM
                              Grand, Inc.

 Frank G. Mancuso........  65 Mr. Mancuso has been a director of the Company since October 1996. Mr. Mancuso was the Chairman
                              of the Board and Chief Executive Officer of the
                              Company from October 1996 to April 1999 and was
                              the Chairman of the Board and Chief Executive
                              Officer of MGM Studios from July 1993 to April
                              1999. Prior to joining MGM Studios, Mr. Mancuso
                              was the Chairman and Chief Executive Officer of
                              Paramount Pictures Corporation from September
                              1984 to May 1991, having served Paramount in
                              numerous other capacities beginning in 1963.

 Jerome B. York..........  60 Mr. York has been a director of the Company since
                              October 1996. Mr. York has served as the Vice
                              Chairman of Tracinda since September 1995. Prior
                              to joining Tracinda, Mr. York served as Senior
                              Vice President and Chief Financial Officer of IBM
                              Corporation from May 1993 to September 1995 and
                              as a director of IBM Corporation from January
                              1995 to September 1995. Prior thereto, Mr. York
                              served as Executive Vice President-Finance and
                              Chief Financial Officer of Chrysler Corporation
                              from May 1990 to May 1993 and as a director of
                              Chrysler Corporation from April 1992 to May 1993.
                              In addition, Mr. York serves on the boards of
                              directors of MGM Grand, Inc., Apple Computer,
                              Inc. and Waste Management, Inc.

Section 16(a) Beneficial Ownership Reporting Compliance

  To the Company's knowledge (based solely upon a review of the copies of Section 16(a) reports furnished to the Company and representations that no other reports were required), during the year ended December 31, 1998, the Company's officers, directors and 10 percent beneficial owners complied with all applicable Section 16(a) filing requirements, except that Mr. A. Robert Pisano, the former Vice Chairman and director of the Company, in filing one of his monthly reports on Form 4, inadvertently omitted to include a purchase of 2,000 shares by an Individual Retirement Account of which he is the beneficiary. Upon learning of the omission, Mr. Pisano promptly filed an amended Form 4.

Information Regarding the Board of Directors and Certain Committees

  Board Meetings. The Board of Directors held six meetings and acted once by written consent during 1998. During 1998 all directors attended at least 75 percent of the meetings of the Board of Directors and committees on which they served (held during the period for which they served). The Board of Directors does not have a standing nominating committee. The candidates for election at this Annual Meeting were nominated by the Board of Directors.

  Executive Committee. The Executive Committee of the Board of Directors of the Company (the "Executive Committee") was established on December 16, 1997 and currently consists of Messrs. Aljian, Kerkorian, McGurk, Yemenidjian (Chairman) and York. The Executive Committee exercises all the powers and authority of the Board of Directors during intervals between meetings of the Board of Directors, except as limited by the Delaware General Corporation Law (the "DGCL"). The Executive Committee held seven meetings and acted twice by written consent during 1998.

  Audit Committee. The Audit Committee of the Board of Directors of the Company (the "Audit Committee") was established on October 10, 1996 and currently consists of Messrs. Davis and Haig (Chairman). The function of the Audit Committee is to: (i) review and approve the selection of, and all services performed by, the Company's independent auditors; (ii) meet and consult with, and receive reports from, the Company's independent auditors, its financial and accounting staff and its internal audit department regarding internal controls; and (iii) review and act with respect to the scope of audit procedures, accounting practices and internal accounting and financial controls of the Company. The Audit Committee is comprised exclusively of directors who are not salaried employees of the Company and who are, in the opinion of the Board of Directors, free from any relationship which would interfere with the exercise of independent judgment as a committee member. The Audit Committee met once during 1998.

  Finance Committee. The Finance Committee of the Board of Directors of the Company (the "Finance Committee") was established on November 12, 1998 and currently consists of Messrs. Aljian, McGurk, Yemenidjian and York (Chairman). The Finance Committee exercises all the powers and authority of the Board of Directors with respect to the financial affairs of the Company during intervals between meetings of the Board of Directors or the Executive Committee, except as limited by the DGCL. The Finance Committee met once during 1998.

  Compensation Committee; Subcommittees; Compensation Committee Interlocks and Insider Participation. The Compensation Committee of the Board of Directors of the Company (the "Compensation Committee") was established on November 7, 1997 and currently consists of Messrs. Davis, Haig and York (Chairman). The Compensation Committee is responsible for administering the Company's stock incentive plans and monitoring, reviewing, approving and making recommendations to the Board of Directors with respect to the Company's compensation policies, including the granting of awards under the incentive plans. See "Compensation Committee Report on Executive Compensation." The Compensation Committee held one meeting and acted by written consent six times during 1998.

  The Company has recently formed the Performance-Based Compensation Subcommittee of the Compensation Committee (the "Section 162(m) Subcommittee"). The Section 162(m) Subcommittee is responsible for granting Awards (as defined below) under the Company's incentive plans and granting other compensation that is potentially subject to Section 162(m) under the Internal Revenue Code of 1986, as amended (the "Code"). The Section 162(m) Subcommittee currently consists of Messrs. Davis and York. The Company has also recently formed the Section 16 Subcommittee of the Compensation Committee (the "Section 16 Subcommittee"). The Section 16 Subcommittee acts on Awards under the Company's incentive plans and other grants of compensation that are potentially subject to Section 16 of the Exchange Act and the rules and regulations promulgated thereunder. The Section 16 Subcommittee currently consists of Messrs. Davis and Haig. The Section 162(m) and Section 16 Subcommittees were formed in 1999 and, therefore, held no meetings during 1998.

  Mr. York is an employee of Tracinda and, along with Messrs. Davis and Haig, is a director of MGM Grand, Inc., an affiliate of Tracinda. Prior to April 28, 1999, Mr. Coppola was a member of the Compensation Committee. Prior to April 26, 1999, Mr. Yemenidjian was also a member of the Compensation Committee.
Mr. Coppola is the brother of the sole shareholder of Taliafilm, Inc., with which the Company has entered into an agreement. See "Certain Relationships and Related Transactions." In addition, Mr. Pisano, who was an executive officer of the Company during 1998, serves on the compensation committee of Mr. Coppola's family trust.

  Bonus Plan Committee. The Bonus Plan Committee of the Board of Directors of the Company (the "Bonus Plan Committee") was established on November 7, 1997 and is comprised of the same members of, and holds its meetings at the same time as, the Compensation Committee. The Bonus Plan Committee is responsible for administering the Senior Management Bonus Plan (as defined below). See "Proposal 4--Bonus Interest Amendment."

  Non-Employee Director Plan Committee. The Non-Employee Director Plan Committee of the Board of Directors of the Company (the "Director Plan Committee") is comprised of the Messrs. McGurk and Yemenidjian (Chairman). The Director Plan Committee is responsible for administering the 1998 Non-Employee Director Stock Plan (the "Director Plan"). No meetings of the committee were held during 1998. See "--Director Compensation."

Director Compensation

  Each director of the Company who is not a full-time employee of the Company or its subsidiaries (a "Non-Employee Director"), currently seven persons, will be paid (i) $25,000 per annum for serving as a director of the Company, (ii) $15,000 per annum additional if such Non-Employee Director is a member of the Executive Committee, (iii) $2,000 per meeting (up to a maximum of $8,000 per annum) for attendance at Audit Committee meetings if such Non-Employee Director is a member of the Audit Committee, and (iv) $1,000 per meeting (up to a maximum of $4,000 per annum) for attendance at Compensation Committee and Bonus Plan Committee meetings if such Non-Employee Director is a member of the Compensation Committee or Bonus Plan Committee, as applicable. No additional compensation is paid for attendance at meetings of the Finance Committee,
Section 162(m) Subcommittee or Section 16 Subcommittee.

  Mr. Haig, a member of the Board of Directors of the Company, renders consulting services to the Company for which he receives fees at the rate of $50,000 per annum.

  Pursuant to the Director Plan, each Non-Employee Director is entitled to elect to receive all or a portion of the compensation received as a director ("Election Amount") in the form of shares of the Common Stock. Shares are issued under the Director Plan in equal quarterly installments (based on the Election Amount) and the actual number of shares of the Common Stock to be received by a Non-Employee Director will be determined based on the fair market value of the Common Stock on the date of issuance. Up to 100,000 shares of the Common Stock, subject to certain adjustments, have been reserved for issuance under the Director Plan. The Director Plan is administered by the Director Plan Committee, which has the power to amend the Plan, subject to certain limitations. For the 1998 plan year, commencing the day immediately following the 1998 annual meeting and ending on the date of the Annual Meeting, three Non-Employee Directors elected to participate in the Director
Plan: Messrs. Aljian, Davis and York elected to receive 60, 50 and 50 percent of their respective annual compensation as a director in shares of the Common Stock. As of June 15, 1999, the Company had issued an aggregate of 3,871 shares of the Common Stock under the Director Plan as follows: 1,759 shares were issued to Mr. Aljian, 1,536 shares were issued to Mr. York and 576 shares were issued to Mr. Davis.

  On May 18, 1998 the Company filed a registration statement on Form S-8 with the Securities and Exchange Commission (the "Commission") (which registration statement became effective upon filing) with respect to the shares of the Common Stock authorized to be issued pursuant to the Director Plan.

  In addition, Non-Employee Directors receive reimbursement for out-of-pocket expenses in attending meetings of the Board of Directors and any committees thereof on which they serve. See "Certain Relationships and Related Transactions" for a description of certain transactions involving directors or their affiliates and the Company.

                            EXECUTIVE COMPENSATION

Executive Compensation Summary

  Compensation Summary. The following table sets forth the cash and other compensation (including cash bonuses) paid or awarded by the Company for the fiscal years ended December 31, 1998, 1997 and 1996, as applicable, to the "Named Executive Officers," consisting of: (i) Messrs. Yemenidjian and McGurk, who became executive officers of the Company in April 1999; (ii) Mr. Mancuso, who served as Chairman of the Board and Chief Executive Officer during 1998, and Mr. Pisano, who served as Vice Chairman of the Board during 1998 (Messrs. Mancuso and Pisano ceased being executive officers in April 1999); (iii) the other three most highly compensated executive officers of the Company who were serving as executive officers on December 31, 1998 (together with Messrs. Yemenidjian and McGurk, the "Current Executive Officers"); and (iv) such persons who would have been among the four most highly compensated executive officers in 1998 but for the fact that they were no longer serving as executive officers of the Company on December 31, 1998 (together with Messrs. Mancuso and Pisano, the "Former Executive Officers").

                          Summary Compensation Table

                                      Annual Compensation          Long-Term Compensation
                               ----------------------------------  --------------------------
                                                                     Bonus       Securities
Name and Principal                                 Other Annual    Interests     Underlying        All Other
Position                  Year Salary($) Bonus($) Compensation($)   (#)(1)      Options(#)(2)   Compensation($)
------------------        ---- --------- -------- ---------------  ---------    -------------   ---------------
Current Executive
 Officers
Alex Yemenidjian(3).....  1998 $     --  $   --      $     --           --              --        $   42,000
 Chairman of the Board
 and Chief Executive
 Officer

Christopher J. McGurk(4)  1998       --      --            --           --              --               --
 Vice Chairman of the
 Board
William A. Jones........  1998   598,325     --            --           --          159,584           27,595(5)
 Senior Executive Vice    1997   546,626     --            --        74,209         159,584           34,309
 President and Secretary  1996   467,238     --            --           --              --         1,051,476
Daniel J. Taylor(6).....  1998   573,161  45,333           --        29,292(7)      179,168           69,293(8)
 Senior Executive Vice..  1997   153,192  41,667           --        54,042         116,250           67,539
 President and Chief
 Financial Officer
Robert Brada(9).........  1998   327,301  50,000           --        40,584(10)      87,292(11)        6,400(12)
 Executive Vice
 President and General
 Counsel

Former Executive
 Officers
Frank G. Mancuso(13)....  1998 2,020,400     --      3,000,000(14)      --              --           122,185(17)
 Chairman of the Board    1997 2,020,400     --      5,780,769(15)  811,756       1,745,680          168,228
 and
 Chief Executive Officer  1996 2,691,408 750,000       576,923(16)      --              --        17,228,129
A. Robert Pisano(18)....  1998   965,600 750,000           --           --          523,754           17,085(19)
 Vice Chairman of the     1997   965,600 750,000           --       243,544         523,754           17,085
 Board
                          1996   816,984     --            --           --              --         1,800,706
Michael G. Corrigan(20).  1998   362,762     --            --           --              --         2,616,968(21)
 Senior Executive Vice    1997   328,185     --            --        83,334         179,168          104,845
 President and Chief
 Financial Officer
David G. Johnson(22)....  1998   426,592     --            --           --              --         2,468,579(23)
 Senior Executive Vice    1997   573,483 100,000           --        83,334         179,168            5,946
 President and General    1996   482,893 122,692           --           --              --           538,858
 Counsel

--------
 (1) Except as otherwise footnoted: (i) with respect to 1996, the bonuses granted under the predecessor plan to the Senior Management Bonus Plan were canceled in connection with the adoption of the Senior Management Bonus Plan in November 1997 and (ii) with respect to 1997, such number represents the number of Bonus Interests (as such term is defined below) granted pursuant to the Senior Management Bonus Plan after giving effect to (A) the cancellation in November 1997 of the bonuses which had been granted under the predecessor plan and (B) the Bonus Interest Amendment (as such term is defined below). Each Bonus Interest entitles the participant to receive up to $24.00 under certain circumstances. In connection with the Bonus Interest Amendment, the trigger and ceiling prices (as such terms are defined below) of 243,544, 74,209 and 54,042 Bonus Interests granted to Messrs. Pisano, Jones and Taylor, respectively, were reduced. See "--Incentive and Bonus Plans--Senior Management Bonus Plan."

 (2) Except as otherwise footnoted: (i) with respect to 1996, options granted under the predecessor plan to the 1996 Incentive Plan (as defined below) were canceled in connection with the amendment and restatement of the 1996 Incentive Plan in November 1997 as follows: 872,840, 261,877, 79,792, 58,125 and 89,584 Series A Options and 958,549, 287,502, 87,876,
     63,959 and 98,334 Series B Options granted to Messrs. Mancuso, Pisano, Jones, Taylor and Johnson, respectively; (ii) with respect to 1997, certain options granted under the 1996 Incentive Plan were canceled and regranted in connection with the Options Repricing (as such term is defined below) and (iii) with respect to 1998, such number includes the number of options re-granted pursuant to the 1996 Incentive Plan in connection with the Options Repricing as follows: 261,877, 79,792, 121,043 and 26,000 Series A Options and 261,877, 79,792, 58,125 and 0
     Series B Options granted to Messrs. Pisano, Jones, Taylor and Brada, respectively, but does not double count options which were granted in 1998 prior to the Options Repricing and were canceled and regranted in connection with the Options Repricing. See "--Incentive and Bonus Plans-- 1996 Incentive Plan."

 (3) Mr. Yemenidjian was appointed as Chairman of the Board and Chief Executive Officer of the Company effective April 26, 1999. Accordingly, Mr. Yemenidjian received no compensation from the Company prior to April 26, 1999 other than $42,000 in fees for serving as a member of the Board of Directors of the Company and its committees in 1998.

 (4) Mr. McGurk was appointed as Vice Chairman of the Board of Directors and Chief Operating Officer of the Company on April 28, 1999. Accordingly, Mr. McGurk received no compensation from the Company prior to April 28, 1999.

 (5) Includes: a matching contribution of $6,400 paid by the Company for the benefit of Mr. Jones under the Savings Plan and $21,195 in life insurance premiums paid by the Company for the benefit of Mr. Jones. See "-- Employment Agreements--William A. Jones."

 (6) Mr. Taylor was hired by the Company as Executive Vice President-Corporate Finance in August 1997 and was appointed as Senior Executive Vice President and Chief Financial Officer on June 15, 1998. Accordingly, the amounts shown in the table above with respect to "Annual Compensation" for 1997 are for a period of less than a full year.

 (7) In connection with his appointment as Senior Executive Vice President and Chief Financial Officer on June 15, 1998, Mr. Taylor was granted the Taylor Additional Bonus (as defined below), which is equivalent to 29,292 Bonus Interests, after giving effect to the Bonus Interests Repricing, and is only payable in certain circumstances. See "--Employment Agreements--Daniel J. Taylor."

 (8) Includes: $62,893 in moving allowance and reimbursement of moving expenses incurred by Mr. Taylor in connection with his relocation to Los Angeles and a matching contribution of $6,400 paid by the Company for the benefit of Mr. Taylor under the Savings Plan. See "--Employment Agreements--Daniel J. Taylor."

 (9) Mr. Brada was hired by the Company in June 1995. On January 8, 1999, Mr. Brada was determined by the Board of Directors to be an "executive officer" of the Company, as such term is defined in the Securities Exchange Act of 1934, as amended (the "Exchange Act").

(10) In connection with his appointment as Executive Vice President on June 1, 1998 and as Executive Vice President and General Counsel on August 21, 1998, Mr. Brada was granted the Brada Additional Bonus (as defined below), which is equivalent to 40,584 Bonus Interests, after giving effect to the Bonus Interests Repricing, and is only payable in certain circumstances. See "--Employment Agreements--Robert Brada."

(11) Includes: 30,646 Series A and 30,646 Series B Options granted to Mr. Brada on October 26, 1998. See "--Employment Agreements--Robert Brada."

(12) Represents a matching contribution of $6,400 paid by the Company for the benefit of Mr. Brada under the Savings Plan. See "--Employment Agreements--Robert Brada."

(13) Mr. Mancuso resigned as Chairman of the Board and Chief Executive Officer effective on April 26, 1999.

(14) Represents the annual stock purchase payment paid in advance in 1998 for the period of November 18, 1998 to November 17, 1999 to Mr. Mancuso pursuant to his employment agreement, out of the after-tax proceeds of which he was required to purchase shares of the Common Stock at a purchase price equal to the fair market value of such shares. See "-- Employment Agreements--Frank G. Mancuso."

(15) Represents (i) the portion of the annual stock purchase payment for the period of January 1, 1997 to November 17, 1997 and (ii) the annual stock purchase payment paid in advance in 1997 for the period of November 18, 1997 to November 17, 1998 to Mr. Mancuso pursuant to his employment agreement, out of the after-tax proceeds of which he was required to purchase shares of the Common Stock at a purchase price of $24.00 per share. See "--Employment Agreements--Frank G. Mancuso."

(16) Represents the portion of the annual stock purchase payment paid to Mr. Mancuso for the period of October 10, 1996 to December 31, 1996 pursuant to his employment agreement, out of the after-tax proceeds of which he was required to purchase shares of the Common Stock at a purchase price of $24.00 per share. See "--Employment Agreements--Frank G. Mancuso."

(17) Represents life insurance premiums paid by the Company for the benefit of Mr. Mancuso. See "--Employment Agreements--Frank G. Mancuso."

(18) Mr. Pisano resigned as Vice Chairman and as a Board member effective on April 26, 1999.

(19) Includes: a matching contribution of $6,400 paid by the Company for the benefit of Mr. Pisano under the Savings Plan and $10,685 in life insurance premiums paid by the Company for the benefit of Mr. Pisano. See "--Employment Agreements--A. Robert Pisano."

(20) Mr. Corrigan was appointed Senior Executive Vice President and Chief Financial Officer of the Company in July 1997 and ceased to be employed by the Company on June 15, 1998. Accordingly, the amounts shown in the table above with respect to "Annual Compensation" are for periods of less than one year. All of Mr. Corrigan's options and Bonus Interests became vested and exercisable upon the cessation of his employment with the Company and are not subject to the Options Repricing or the Bonus Interest Amendment.

(21) Represents the amount paid to Mr. Corrigan in connection with the termination of his employment agreement in July 1998.

(22) Mr. Johnson resigned from the Company effective August 20, 1998. Accordingly, the amounts shown in the table above with respect to "Annual Compensation" for 1998 are for a period of less than one year. All of Mr. Johnson's options and Bonus Interests became vested and exercisable upon his resignation from the Company and are not subject to the Options Repricing or the Bonus Interest Amendment.

(23) Represents a matching contribution of $6,400 paid by the Company for the benefit of Mr. Johnson under the Savings Plan and $2,462,179 paid to Mr. Johnson in connection with the termination of his employment agreement in August 1998.

  Option Grants and Long Term Incentive Awards. The following table sets forth information with respect to grants of employee stock options issued by the Company to the Named Executive Officers for the fiscal year ended December 31, 1998. See "--Incentive and Bonus Plans--1996 Incentive Plan."

             Option Grants in Fiscal Year Ended December 31, 1998

                                      Individual Grants
                         ----------------------------------------------
                                                                        Potential Realizable
                                                                          Value at Assumed
                                       Percent of                         Annual Rates of
                           Shares     Total Options                         Stock Price
                         Underlying    Granted to   Exercise              Appreciation For
                          Options     Employees in  or Base              Option Term ($)(2)
                          Granted      Fiscal Year   Price   Expiration --------------------
Name                        (#)          (%)(1)      ($/sh)     Date     0%   5%     10%
----                     ----------   ------------- -------- ----------  --  ---- ----------
Current Executive
 Officers
Alex Yemenidjian........      --           -- %      $  --          --  $--  $--  $      --
Christopher J. McGurk...      --           --           --          --   --   --         --
William A. Jones........  159,584(3)       2.7        14.90   10/9/2006  --   --     709,350
Daniel J. Taylor........  116,250(3)       2.0        14.90   7/31/2007  --   --     696,810
                           62,918(4)       1.1        14.90    8/2/2008  --   --     509,729
Robert Brada............   15,600(3)       0.3        14.90  11/11/2007  --   --     102,393
                           10,400(4)       0.2        14.90   7/12/2008  --   --      82,947
                           61,292          1.0        14.90  10/25/2008  --   --     527,821
Former Executive
 Officers
Frank G. Mancuso........      --           --           --          --   --   --         --
A. Robert Pisano........  523,754(3)       8.9        14.90   10/9/2006  --   --   2,328,084
Michael G. Corrigan.....      --           --           --          --   --   --         --
David G. Johnson........      --           --           --          --   --   --         --

--------
(1) Based on a total of 5,900,396 stock options granted pursuant to the 1996 Incentive Plan during the fiscal year ended December 31, 1998, including the 5,352,504 options that were canceled and regranted in connection with the Options Repricing, but without double counting options which were granted in 1998 prior to the Options Repricing and were canceled and regranted in connection with the Options Repricing.

(2) As of December 31, 1998. The closing sale price per share of the Common Stock on the New York Stock Exchange ("NYSE"), as reported by the Dow Jones News Retrieval, on October 26, 1998, the date of the Options Repricing, was $9.06. Potential gains, if any, are net of exercise price, but before taxes associated with exercise. The 0 percent, 5 percent and 10 percent assumed compounded annual rates of stock price appreciation are mandated by rules of the Commission. There can be no assurance provided to any Named Executive Officer or any other holder of the Company's securities that the actual stock price appreciation over the remaining option term will be at the assumed 0 percent, 5 percent and 10 percent levels or at any other defined level.

(3) These options were initially granted prior to 1998 and were canceled and regranted in connection with the Options Repricing in October 1998. See "--Incentive and Bonus Plans--1996 Incentive Plan."

(4) These options were granted in 1998 prior to the Options Repricing and were canceled and regranted in connection with the Options Repricing. See "--Incentive and Bonus Plans--1996 Incentive Plan."

  The following table sets forth information with respect to the ownership and value of options as of December 31, 1998 held by the Named Executive Officers. No Named Executive Officer exercised any options during the fiscal year ended December 31, 1998.

      Aggregated Option Exercises in Fiscal Year Ended December 31, 1998
                   and Option Values as of December 31, 1998

                            Securities Underlying Unexercised Value of Unexercised In-The-Money
                             Options at December 31, 1998(1)   Options at December 31, 1998(2)
                            --------------------------------- ---------------------------------
   Name                     Exercisable (#) Unexercisable (#) Exercisable ($) Unexercisable ($)
   ----                     --------------- ----------------- --------------- -----------------
   Current Executive
    Officers
   Alex Yemenidjian........          --                --           $--              $--
   Christopher J. McGurk...          --                --            --               --
   William A. Jones........          --           159,584            --               --
   Daniel J. Taylor........          --           179,168            --               --
   Robert Brada............          --            87,292            --               --

   Former Executive Officers
   Frank G. Mancuso........     378,231         1,367,449            --               --
   A. Robert Pisano........          --           523,754            --               --
   Michael G. Corrigan.....     179,168                --            --               --
   David G. Johnson........     179,168                --            --               --

--------
(1) Represents the total number of options granted to the Named Executive Officers under the 1996 Incentive Plan after giving effect to the Options Repricing. With respect to Messrs. Pisano, Jones, Taylor and Brada, each option listed above is exercisable at $14.90 per share of the Common Stock, after giving effect to the Options Repricing, and, with respect to Messrs. Mancuso, Corrigan and Johnson, each option listed above is exercisable at $24.00 per share of the Common Stock. Such options generally vest over a period of five years. See "--Incentive and Bonus Plans--1996 Incentive Plan."

(2) The closing sale price of the Common Stock on the NYSE, as reported by the Dow Jones News Retrieval, on December 31, 1998 was $13.19 per share, which was less than the exercise prices of all of the options then outstanding to the Named Executive Officers under the 1996 Incentive Plan after giving effect to the Options Repricing. Pursuant to the Options Repricing, the exercise price of certain options was reduced from $24.00, $21.50 or $20.00 to $14.90. See "--Incentive and Bonus Plans--1996 Incentive Plan."

  In October 1998 the Compensation Committee approved, and the entire Board of Directors, the Section 162(m) Subcommittee and the Section 16 Subcommittee subsequently affirmed and ratified, the Options Repricing. The Options Repricing is subject to approval of the stockholders of the Company. Tracinda, which owned approximately 79.4 percent of the outstanding shares of the Common Stock as of June 15, 1999, has agreed to vote in favor of the approval of the Options Repricing. The following table sets forth information with respect to the participation of the Named Executive Officers in the Options Repricing. See "--Incentive and Bonus Plans--1996 Incentive Plan."

                     Option Repricing on October 26, 1998

                            Shares     Closing Market                            Length of Option
                          Underlying  Price of Common                             Term Remaining
                           Options    Stock on Date of Old Exercise New Exercise    on Date of
Name                     Repriced (#)  Repricing ($)    Price ($)   Price ($)(1)   Repricing (2)
----                     ------------ ---------------- ------------ ------------ ----------------
Current Executive
 Officers
Alex Yemenidjian........       --           $--           $  --        $  --               --
Christopher J. McGurk...       --            --              --           --               --
William A. Jones........   159,584          9.06           24.00        14.90        96 Months
Daniel J. Taylor........   116,250          9.06           24.00        14.90       106 Months
                            62,918          9.06           24.00        14.90       118 Months
Robert Brada............    15,600          9.06           20.00        14.90       109 Months
                            10,400          9.06           21.50        14.90       117 Months
Former Executive
 Officers
Frank G. Mancuso........       --            --              --           --               --
A. Robert Pisano........   523,754          9.06           24.00        14.90        96 Months
Michael G. Corrigan.....       --            --              --           --               --
David G. Johnson........       --            --              --           --               --

--------
(1) The exercise price of the options granted in connection with the Options Repricing was determined by the Compensation Committee of the Board of Directors of the Company and subsequently approved by each of the subcommittees thereof.

(2)  As of October 26, 1998.

  The following table sets forth information with respect to grants of Bonus Interests under the Senior Management Bonus Plan and other long term incentive compensation for the fiscal year ended December 31, 1998 to the Named Executive Officers. See "--Incentive and Bonus Plans--Senior Management Bonus Plan."

   Long-Term Incentive Plans--Awards in Fiscal Year Ended December 31, 1998

                                       Number of Shares,  Performance or Other
                                        Units or Other        Period Until
Name                                     Rights (#)(1)   Maturation or Payout(2)
----                                   ----------------- -----------------------
Current Executive Officers
Alex Yemenidjian......................         --                     --
Christopher J. McGurk.................         --                     --
William A. Jones......................         --                     --
Daniel J. Taylor(3)...................      29,292              44 months
Robert Brada(4).......................      40,584              34 months
Former Executive Officers
Frank G. Mancuso......................         --                     --
A. Robert Pisano......................         --                     --
Michael G. Corrigan...................         --                     --
David G. Johnson......................         --                     --

--------
(1) Does not include the number of Bonus Interests granted in prior years, the terms of which were amended in October 1998 pursuant to the Bonus Interest Amendment (which is subject to stockholder approval) as follows:
     243,544, 74,209 and 54,042 Bonus Interests to Messrs. Pisano, Jones and Taylor, respectively.

(2) As of December 31, 1998. Bonus Interests and the Taylor Additional Bonus and Brada Additional Bonus generally vest over a period of five years and are only payable in certain circumstances. See "--Incentive and Bonus Plans--Senior Management Bonus Plan."

(3) Represents the Taylor Additional Bonus, which is equivalent to 29,292 Bonus Interests, after giving effect to the Bonus Interests Repricing, and is only payable in certain circumstances. See "--Employment Agreements--Daniel J. Taylor."

(4) Represents the Brada Additional Bonus, which is equivalent to 40,584 Bonus Interests, after giving effect to the Bonus Interests Repricing, and is only payable in certain circumstances. See "--Employment Agreements--Robert Brada."

  Pension Plans. The Company maintains a retirement plan (the "MGM Retirement Plan"), which covers substantially all of the employees of the Company. See "Benefit Plans--MGM Retirement Plan." The Company also has entered into the MGM Supplemental Executive Retirement Agreement dated April 22, 1996, as amended and restated as of July 18, 1997 (the "Supplemental Executive Retirement Agreement"), with Mr. Pisano. See "--Employment Agreements--A. Robert Pisano." The following table sets forth estimated annual benefits payable upon retirement with regard to the MGM Retirement Plan.

                              Pension Plan Table

                                                   Years of Service(1)
                                         ---------------------------------------
     Remuneration(2)                       15      20      25      30      35
     ---------------                     ------- ------- ------- ------- -------
     $ 50,000........................... $11,625 $15,500 $19,375 $23,250 $27,125
      100,000...........................  24,909  33,212  41,515  49,818  58,121
      150,000...........................  39,159  52,212  65,265  78,318  91,371
      160,000...........................  42,009  56,012  70,015  84,018  98,021
      200,000...........................  53,409  71,212  89,015 106,818 124,621

--------
(1) As of June 15, 1999, Messrs. Yemenidjian, McGurk, Jones, Taylor and Brada were credited with 0, 0, 16, 7, and 4 years of service, respectively. On April 26, 1999, the date of their respective resignations, Messrs. Mancuso and Pisano were each credited with 5 years of service. As of the dates of their respective terminations of employment with the Company, neither Mr. Corrigan nor Mr. Johnson was credited with five years or more of service.

(2) The compensation covered by the MGM Retirement Plan includes base salary only. The pension to which a participant is entitled is an annual amount equal to (i) 1.55 percent of annual base salary up to the Social Security wage base ($68,400 for 1998), plus 1.9 percent of annual base salary above the Social Security wage base up to the maximum allowable under the MGM Retirement Plan (currently $160,000 per year) for each year of credited service up to 35 years, plus (ii) 1.55 percent of total annual base salary up to the maximum allowable under the MGM Retirement Plan for each year of service in excess of 35. Benefits become vested upon completion of five years of service. For each of the Named Executive Officers currently employed by the Company, the current compensation covered by the MGM Retirement Plan is the maximum allowable under the MGM Retirement Plan, which is substantially less than the annual compensation for each such Named Executive Officer listed in the "Salary" column of the Summary Compensation Table.

Incentive and Bonus Plans

  1996 Incentive Plan. The Company has an Amended and Restated 1996 Stock Incentive Plan (the "1996 Incentive Plan"). Awards under the 1996 Incentive Plan are generally not restricted to any specific form or structure and may include, without limitation, qualified or non-qualified stock options, incentive stock options, restricted stock awards and stock appreciation rights (collectively, "Awards"). Awards may be conditioned on continued employment, have various vesting schedules and accelerated vesting and exercisability provisions in the event of, among other things, a change in control of the Company. The 1996 Incentive Plan is administered by the Compensation Committee, which has broad authority to amend the plan.

  An aggregate of 8,125,065 shares of the Common Stock were originally reserved and authorized for issuance under the 1996 Incentive Plan. As of June 15, 1999, 393,000 shares of the Common Stock had been issued pursuant to Awards (of which 139,515 were subsequently reacquired by the Company as treasury shares) and options to purchase 7,709,635 shares of the Common Stock were outstanding. Of the outstanding options, 5,395,912 are held by the Named Executive Officers and certain other current senior employees (the "Executive Options") and 2,313,723 are held by approximately 375 other employees of the Company (the "Employee Options"). All of the outstanding options generally vest over a period of five years and are not exercisable unless vested; provided that, notwithstanding anything to the contrary contained in the 1996 Incentive Plan or the agreements pursuant thereto, the options which were regranted pursuant to the Options Repricing are not exercisable until stockholder approval of the Options Repricing is obtained. In addition, 2,474,329 of the Executive Options cannot be exercised until December 31, 2001 (subject in each case to early vesting and, depending on the circumstances, early exercisability in certain events, including the death or permanent disability of the optionee, termination of the optionee's employment under certain circumstances or a "Designated Change in Control" of the Company (as defined in the 1996 Incentive Plan)).

  Of the Executive Options, 3,291,896 are exercisable at $14.90, after giving effect to the Options Repricing, and 2,104,016 are exercisable at $24.00. Of the Employee Options, 2,043,323 are exercisable at $14.90, after giving effect to the Options Repricing, and 270,400 are exercisable at $11.38. As of June 15, 1999, 3,039,223 Executive Options were vested (or would vest within 60 days), of which 1,708,928 Executive Options were exercisable (or would become exercisable within 60 days), and 402,523 Employee Options were vested and exercisable (or would vest and become exercisable within 60 days).

  In May 1998 the Company filed a registration statement on Form S-8 with the Commission (which registration statement became effective upon filing) with respect to the shares of the Common Stock underlying the options granted or authorized to be granted under the 1996 Incentive Plan.

  Due to the decline in the market price of the Common Stock in 1998, the Compensation Committee and the Board of Directors determined that the purpose of the 1996 Incentive Plan was not being achieved. Therefore, in order more closely to realign the exercise price of the options with the market price of the Common Stock and thereby better enable the Company to attract, retain and motivate its employees, effective on October 26, 1998 (subject to certain conditions) the Company canceled and regranted at a reduced exercise price certain of the options theretofore granted under the 1996 Incentive Plan (collectively, the "Options Repricing"). The effect of the Options Repricing was to:

    (i) adjust the exercise price of options granted to Messrs. Pisano, Jones, Taylor and Brada (with respect to the Named Executive Officers) and certain other senior employees of the Company (collectively, "Executive Repricing Participants") as of October 26, 1998 from (a) $24.00 to $14.90 (3,164,604 options) with respect to the Executive Repricing Participants other than Mr. Brada, and (b) from $20.00 (15,600 options) and $21.50 (10,400 options) to $14.90 with respect to Mr. Brada (see "Executive Compensation Summary--Option Grants and Long Term Incentive Awards--Options Repricing on October 26, 1998"); and

    (ii) adjust the exercise price of the Employee Options outstanding as of October 26, 1998 to $14.90 (a) from $20.00, with respect to 2,027,900 options, (b) from $22.00, with respect to 10,400 options, (c) from $21.50, with respect to 103,800 options, and (d) from $19.63, with respect to 19,800 options.

  No changes were made to the vesting schedule or expiration date of such options; provided that, notwithstanding anything to the contrary contained in the 1996 Incentive Plan or the agreements pursuant thereto, the options which were subject to the Options Repricing are not exercisable until the later of
(i) the date stockholder approval of the Options Repricing is obtained and
(ii) the applicable date of exercise set forth in the respective option agreement. The Options Repricing is subject to approval by the stockholders of the Company. See Proposal 2--"Options Repricing." If the Options Repricing is not approved by the holders of at least 75 percent of the outstanding shares of the Common Stock, the Options Repricing will be null and void and the options outstanding as of October 26, 1998, except to the extent otherwise terminated or modified, will be reinstated. Tracinda, which owned approximately 79.4 percent of the outstanding shares of the Common Stock as of June 15, 1999, has agreed to vote its shares in favor of the approval of the Options Repricing.

  The Board of Directors has approved, subject to stockholder approval and ratification, an increase in the aggregate number of shares of the Common Stock issuable under the 1996 Incentive Plan from 8,125,065 shares of the Common Stock to 30,000,000 shares of the Common Stock. See Proposal 3-- "Amendment to 1996 Stock Incentive Plan."

  Shortly after the Annual Meeting, the Company intends to grant 100 shares of the Common Stock to approximately 450 employees of the Company who have not been granted options under the 1996 Incentive Plan.

  The foregoing description of the 1996 Incentive Plan and the Options Repricing is qualified in all respects by the actual provisions of the 1996 Incentive Plan and the form of Executive Options Exchange Agreement which are filed as exhibits to the 10-K.

  Senior Management Bonus Plan. The Company has a Senior Management Bonus Plan (the "Senior Management Bonus Plan") under which 2,420,685 bonus interests ("Bonus Interests") have been granted to 18 present or former executives and senior employees of the Company. The Senior Management Bonus Plan is administered and may be amended by the Bonus Plan Committee of the Board of Directors; provided, however, that the Senior Management Bonus Plan may only be amended with the consent of the Board of Directors of the Company and persons then holding a majority in interest of the outstanding Bonus Interests.

  Subject to certain vesting and other requirements, including approval of the Bonus Interest Amendment described below by the stockholders of the Company, each Bonus Interest held by an Executive Repricing Participant entitles the holder to receive a cash payment if (i) the sum of the average closing price of the Common Stock during the 20 trading days plus, in certain circumstances, per share distributions on the Common Stock (together, the "Price") preceding a Determination Date (defined below) is greater than (ii) $14.90 (i.e., the "trigger price") and less than $29.80 (i.e., the "ceiling price") (adjusted for stock splits, reverse stock splits and similar events). With respect to Bonus Interests held by all others, each Bonus Interest entitles the holder to receive a cash payment if the Price preceding a Determination Date is greater than $24.00 and less than $48.00 (adjusted for stock splits, reverse stock splits and similar events). The cash payment will be equal to (A) the vested portion of the Bonus Interests on the Determination Date multiplied by (B) the amount by which the Price on the Determination Date is less than $29.80, with respect to Executive Repricing Participants, or $48.00, with respect to all others, multiplied by (C) 1.61, with respect to the Executive Repricing Participants only. In each case, a maximum of $24.00 per Bonus Interest may be received by the holder thereof. Once a payment is made in respect of the vested portion of a Bonus Interest, no further payment is due in respect of that portion. If at any Determination Date the Price equals or exceeds $29.80, with respect to Executive Repricing Participants, or $48.00, with respect to all others, no payment will thereafter be due in respect of any then-vested portion of a Bonus Interest.

  "Determination Dates" occur on June 30 and December 31 of each year, commencing December 31, 2001 and ending December 31, 2006 and will also occur upon a "Designated Change in Control" (as defined in the Senior Management Bonus Plan) or the taking of any action for the dissolution or liquidation of the Company (each a "Special Circumstance"). In addition, with respect to the applicable officer only, a Determination Date shall occur in the event of a termination of such officer's employment due to death or "Permanent Disability" (as defined in the Senior Management Bonus Plan"), if such death or Permanent Disability shall have occurred prior to December 31, 2001, by the Company for "Cause" or by such officer without "Good Reason" (each, as defined in the Senior Management Bonus Plan).

  Bonus Interests generally vest 20 percent on the first anniversary of the date of their grant and approximately 1.67 percent each month thereafter. The Senior Management Bonus Plan provides for accelerated vesting and payment in the event of a Special Circumstance (with payment at discounted present value in the event payment is made in connection with a Designated Change in Control which occurs prior to December 31, 2001), accelerated vesting in the event of termination of employment in certain circumstances and payment at discounted present value, for the officer involved, in the event of death or Permanent Disability.

  Due to the decline in the market price of the Common Stock in 1998, the Bonus Plan Committee and the Board of Directors determined that the purpose of the Senior Management Bonus Plan was not being achieved. Therefore, in order more closely to realign the value of the Bonus Interests with the market price of the Common Stock and thereby better enable the Company to provide an incentive to its senior management, effective on October 26, 1998 (subject to certain conditions) the Company amended the terms of the Bonus Interests (or certain bonus arrangements based on the value of the Bonus Interests) of the Executive Repricing Participants to reduce the trigger and ceiling prices of the Bonus Interests granted to such Executive Repricing Participants (or on which their bonuses were based) (the "Bonus Interest Amendment"). Specifically, the trigger price was adjusted from $24.00 per Bonus Interest to $14.90, the ceiling price was adjusted from $48.00 per Bonus Interest to $29.80 and a multiplier of 1.61 per Bonus Interest was included in order for the maximum amount receivable with respect to each Bonus Interest to remain at $24.00. No changes were made to the vesting schedule or expiration date or any other provision of the Bonus Interests. The Bonus Interest Amendment is subject to approval by the stockholders of the Company. See Proposal 4--"Bonus Interest Amendment." If the Bonus Interest Amendment is not approved by the holders of at least 75 percent of the outstanding shares of the Common Stock, the Bonus Interest Amendment will be null and void and the terms of the Bonus Interest Agreements which existed as of October 26, 1998, except to the extent otherwise terminated or modified, will be reinstated.

  The foregoing description of the Senior Management Bonus Plan and the Bonus Interest Amendment is qualified in all respects by the actual provisions of the Senior Management Bonus Plan and the form of Bonus Interest Amendment which are filed as exhibits to the 10-K.

  In addition, the Company has granted the Taylor Additional Bonus and Brada Additional Bonus (each as defined below), each of which is based on the value of Bonus Interests and is only payable in certain circumstances.

Employment Agreements

  Current Executive Officers

  Alex Yemenidjian. The Company entered into an employment agreement with Mr. Yemenidjian effective as of April 26, 1999, which provides that he will serve as Chairman of the Board of Directors and Chief Executive Officer of the Company for an initial term that ends on April 30, 2004. Pursuant to the agreement, Mr. Yemenidjian is entitled to a current annual salary of $2,500,000 and an annual discretionary bonus. Subject to approval of the shareholders (see Proposal 6--"Approval and Ratification of Stock Option Grant to Alex Yemenidjian"), Mr. Yemenidjian also received options under the 1996 Incentive Plan to purchase 10,000,000 shares of the Common Stock, consisting of 5,000,000 shares with an exercise price of $14.90 per share and 5,000,000 shares with an exercise price of $30.00 per share. Twenty percent of the options vest to Mr. Yemenidjian on April 30 of each year beginning April 30, 2000. If Mr. Yemenidjian's employment is terminated without cause by the Company or if he terminates the agreement for "good reason" or in the event of a "Designated Change of Control," his options under the 1996 Incentive Plan will vest immediately and he will be entitled to continue to receive his annual salary and all other benefits for the remainder of the term of the employment agreement.

  Christopher J. McGurk. The Company entered into an employment agreement with Mr. McGurk effective as of April 28, 1999, which provides that he will serve as Vice Chairman of the Board of Directors and Chief Operating Officer of the Company for an initial term which ends on April 30, 2004. Pursuant to the agreement,

Mr. McGurk is entitled to a current annual salary of $2,000,000, which will increase by $75,000 in April each year for four years, and an annual discretionary bonus. In addition, Mr. McGurk received a one-time signing bonus of $1,700,000 and an award of 500,000 shares of Common Stock. Subject to approval of the shareholders (see Proposal 7--"Approval and Ratification of Stock Option Grant to Christopher J. McGurk"), Mr. McGurk also received options under the 1996 Incentive Plan to purchase 3,000,000 shares of the Common Stock, consisting of 1,500,000 shares with an exercise price of $14.90 per share and 1,500,000 shares with an exercise price of $30.00 per share. Twenty percent of the options vest to Mr. McGurk on April 30 of each year beginning April 30, 2000. If Mr. McGurk's employment is terminated without cause by the Company or if he terminates the agreement for "good reason" or in the event of a "Designated Change of Control," his options under the 1996 Incentive Plan will vest immediately and he will be entitled to continue to receive his annual salary and all other benefits for the remainder of the term of the employment agreement.

  William A. Jones. The Company entered into an employment agreement with Mr. Jones effective as of October 10, 1996, which provides that he will serve as Senior Executive Vice President of the Company for an initial term which ends on October 9, 2001. Pursuant to the agreement, Mr. Jones is entitled to a current annual salary of $625,000, subject to adjustment as determined by the Company, and an annual discretionary bonus. The Company is also obligated to maintain a term life insurance policy in the face amount of $2 million on Mr. Jones' life for his benefit. If Mr. Jones' employment is terminated without cause by the Company or if he terminates the agreement for "good reason," his options and Bonus Interests under the 1996 Incentive Plan and Senior Management Bonus Plan will vest immediately and he will be entitled to receive the net present value of the sum of the annual salary through the entire remaining term of the employment agreement and all insurance benefits for the remainder of the term of the employment agreement. As of December 31, 1998, the amount payable to Mr. Jones in the event of such circumstances would be approximately $1.6 million.

  Daniel J. Taylor. The Company entered into an employment agreement with Mr. Taylor effective as of August 1, 1997, as amended as of June 15, 1998, which provides that he will serve as Senior Executive Vice President and Chief Financial Officer of the Company for an initial term which ends on June 14, 2003. Pursuant to the agreement, as amended, Mr. Taylor is entitled to a current annual salary of $750,000, which will increase by $50,000 in October of each year for four years, and an annual discretionary bonus. In addition, Mr. Taylor may receive an additional bonus (the "Taylor Additional Bonus"), payable only in the event of a Designated Change in Control of the Company (as defined in the 1996 Incentive Plan). The amount of the Taylor Additional Bonus will be determined as of the day before, and will be payable within five business days from and after, a Designated Change in Control and will otherwise be equivalent to the amount which would have been received with respect to 29,292 Bonus Interests on such date, after giving effect to the Bonus Interests Repricing, had such Bonus Interests been granted to Mr. Taylor in August 1997. See "--Incentive and Bonus Plans--Senior Management Bonus Plan." If Mr. Taylor's employment is terminated without cause by the Company or if he terminates the agreement for "good reason," his options and Bonus Interests under the 1996 Incentive Plan and Senior Management Bonus Plan will vest immediately and he will be entitled to receive the net present value of the sum of the annual salary through the entire remaining term of the employment agreement and all insurance benefits for the remainder of the term of the employment agreement. As of December 31, 1998, the amount payable to Mr. Taylor in the event of such circumstances would be approximately $3.4 million.

  Robert Brada. The Company entered into an employment agreement with Mr. Brada effective as of June 1, 1995, as amended as of June 1, 1998 and as of August 21, 1998, which provides that he will serve as Executive Vice President and General Counsel of the Company for an initial term which ends on May 31, 2001. Pursuant to the agreement, as amended, Mr. Brada is entitled to a current annual salary of $425,000, subject to increase as determined by the Company on August 21 of each year and an annual discretionary bonus. In addition, Mr. Brada will receive a bonus (the "Brada Additional Bonus"), payable only in the event of a Designated Change in Control of the Company (as defined in the 1996 Incentive Plan) or certain other major corporate events. The amount of the Brada Additional Bonus shall be determined as of the day before, and shall be payable within five business days from and after, a Designated Change in Control or other major corporate event and shall otherwise be equivalent to the amount which would have been received with respect to 40,584 Bonus Interests on such date, after giving effect to the Bonus Interest Repricing had such Bonus Interests been granted to Mr. Brada in

October 1996. See "--Incentive and Bonus Plans--Senior Management Bonus Plan." If Mr. Brada's employment is terminated without cause by the Company or if he terminates the agreement for "good reason," his options and Bonus Interests under the 1996 Incentive Plan and, under certain circumstances, the Brada Additional Bonus, will vest immediately and he will be entitled to continue to receive the salary through the entire remaining term of the employment agreement. As of December 31, 1998, the amount payable to Mr. Brada in the event of such circumstances would be approximately $968,000.

  Each of the above named executives also is entitled to receive certain other benefits, which may include a car allowance, medical insurance, participation in the benefit plans and any other similar plan or program which the Company provides for its senior officers generally.

 Former Executive Officers

  Frank G. Mancuso. The Company entered into an employment agreement with Frank G. Mancuso effective as of October 10, 1996, as amended as of August 4, 1997, which provided that he would serve as Chairman and Chief Executive Officer of the Company for an initial term ending on October 9, 2001. The employment agreement entitled Mr. Mancuso to an annual base salary of $2 million, subject to increase at the discretion of the Board of Directors of the Company, and an annual stock purchase payment of $3 million (payable annually in advance), out of the after tax proceeds of which he was required to purchase shares of the Common Stock. Such purchases were at a price of $24.00 per share until November 17, 1998. Thereafter, such purchases were at the fair market value of such shares. In addition, Mr. Mancuso was entitled to receive certain other benefits, including a car allowance, medical insurance, participation in the Company's 1996 Incentive Plan, Senior Management Bonus Plan, Savings Plan, MGM Retirement Plan and any other similar plan or program which the Company provided for its senior officers generally, and other benefits customarily afforded to executives of similar stature in the motion picture industry. The Company was also obligated to maintain a five year, reducing-term life insurance policy in the initial face amount of $25 million on Mr. Mancuso's life for his benefit. Pursuant to his employment agreement, Mr. Mancuso holds stock options to purchase shares of the Common Stock and Bonus Interests. See "--Executive Compensation Summary" and "--Incentive and Bonus Plans." In part to induce him to enter into his employment agreement, in October 1996 Mr. Mancuso received 63,751 shares of the Common Stock and $1,020,000 in cash. Mr. Mancuso resigned on April 26, 1999. Mr. Mancuso and the Company are currently negotiating the terms and conditions under which he would be engaged as a consultant.

  A. Robert Pisano. The Company entered into an employment agreement with Mr. Pisano effective as of October 10, 1996, which provided that he would serve as Vice Chairman of the Company for an initial term ending on October 9, 2001. The agreement entitled Mr. Pisano to an annual salary of $950,000, an annual guaranteed bonus of $750,000 and an annual discretionary bonus. In addition, Mr. Pisano was entitled to receive certain other benefits, including a car allowance, medical insurance, participation in the Company's 1996 Incentive Plan, Senior Management Bonus Plan, Savings Plan, MGM Retirement Plan and any other similar plan or program which the Company provided for its senior officers generally. The Company was also obligated to maintain a term life insurance policy in the face amount of $5 million on Mr. Pisano's life for his benefit. Under the 1996 Incentive Plan and the Senior Management Bonus Plan, Mr. Pisano holds stock options to purchase shares of the Common Stock and Bonus Interests, respectively. See "--Executive Compensation Summary" and "-- Incentive and Bonus Plans." In part to induce him to enter into his employment agreement, Mr. Pisano received 15,000 shares of the Common Stock and $235,343 in cash.

  Additionally, pursuant to a previous employment agreement and in place of certain benefits under a pension plan maintained for Mr. Pisano's benefit by a prior employer (the "Prior Plan") which Mr. Pisano forfeited when he joined the Company in 1993, the Company entered into the Supplemental Executive Retirement Agreement with Mr. Pisano. The Supplemental Executive Retirement Agreement provides Mr. Pisano with an annual benefit equal to $150,000 (the "Benefit Amount"), less an amount equal to the benefit Mr. Pisano is entitled to receive under the Prior Plan and subject to certain adjustments, payable in the form of a single life annuity commencing on the date Mr. Pisano attains age 60. The minimum aggregate amount payable to Mr. Pisano or his beneficiaries will be $900,000, less all benefits to which Mr. Pisano is entitled under the Prior Plan. All benefits under the Supplemental Executive Retirement Agreement are fully vested. After payments have commenced under the Supplemental Executive Retirement Agreement, the Benefit Amount shall be increased effective each January 1 by the adjustment factor applied to retiree payments for the calendar year under the Prior Plan. If Mr. Pisano is unmarried on the date benefits commence, the benefit shall be payable monthly for Mr. Pisano's life ("life only" basis). If, however, Mr. Pisano is married on the date benefits commence, he may elect to have the benefits to which he is entitled payable on the life only basis or have the actuarial equivalent of the life only form payable in equal monthly payments to him during his lifetime with an amount equal to 50 percent or 100 percent of such payments to continue after his death to his spouse for the remainder of his spouse's life.

  Mr. Pisano resigned on April 26, 1999. Mr. Pisano and the Company are currently negotiating the terms and conditions under which he would be engaged as a consultant.

  The employment agreements of each of Messrs. Yemenidjian, McGurk, Jones, Taylor, Mancuso and Pisano also contain: (i) certain nondisclosure provisions which are effective for the term of such individual's employment with the Company and for an indefinite period thereafter; (ii) with the exception of Mr. Yemenidjian's employment agreement, certain noninterference and non-competition provisions, which are in effect for the term of such individual's employment with the Company and one year thereafter; and (iii) together with Mr. Brada's employment agreement, a provision prohibiting the solicitation for employment and employment of certain Company employees, or making public statements concerning the Company, for a period of one year following termination of employment.

Limitation of Liability and Indemnification Matters

  As permitted by applicable provisions of the DGCL, the Company's Amended and Restated Certificate of Incorporation, as amended to date, contains a provision whereunder the Company will indemnify each of the officers and directors of the Company (or their estates, if applicable), and may indemnify any employee or agent of the Company (or their estates, if applicable), to the fullest extent permitted by the DGCL as it exists or may in the future be amended.

  In addition, the Company has entered into indemnification agreements with its directors, its executive officers and certain other officers providing for indemnification by the Company, including under circumstances in which indemnification is otherwise discretionary under Delaware law. These agreements constitute binding agreements between the Company and each of the other parties thereto, thus preventing the Company from modifying its indemnification policy in a way that is adverse to any person who is a party to such an agreement.

  The Company currently maintains insurance on behalf of its officers and directors against certain liabilities that may be asserted against any such officer or director in his or her capacity as such, subject to certain customary exclusions. The amount of such insurance is deemed by the Board of Directors to be adequate to cover such liabilities.

                         COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

  The following report of the Compensation Committee and the performance graph that appears immediately after such report shall not be deemed to be soliciting material or to be filed with the Commission under the Securities Act or the Exchange Act or incorporated by reference in any document so filed.

Compensation

  The Compensation Committee of the Board of Directors was established in November 1997 and, together with its subcommittees, is responsible for administering the Company's incentive plans and monitoring, reviewing, approving and/or making recommendations to the Board of Directors with respect to the Company's compensation policies. The Compensation Committee believes that the most effective executive compensation program is one that provides incentives to achieve both current and long-term strategic management goals of the Company, with the ultimate objective of enhancing stockholder value. In this regard, the Compensation Committee believes executive compensation should: (i) be effective in attracting, motivating and retaining key executives; (ii) correlate with the performance of the Company as a whole and the executive's individual performance; and (iii) provide the executives with a financial interest in the Company similar to the interests of the Company's stockholders.

  The Company's executives are compensated through a combination of salary, bonuses and long-term incentive arrangements (where appropriate), including grants of stock options and other stock-based awards under the 1996 Incentive Plan and Bonus Interests under the Senior Management Bonus Plan. The annual salary of each of the Named Executive Officers is set forth in each such executive's employment agreement. The Compensation Committee believes the salaries of the Company's executives to be competitive with the salaries paid by companies with which the Company competes.

  Discretionary bonuses, where appropriate, are generally determined by the Chief Executive Officer of the Company with the concurrence of the Compensation Committee after the end of the Company's fiscal year and are based on an assessment of the Company's results and the level of a particular individual's performance for that year. In its review of bonuses for the Company's senior executives, the Compensation Committee may consider the following: improvement in the financial performance of the Company (including improvements in cash flow, operating income and return on equity); the executives' levels of responsibility and performance (based upon evaluations and the recommendation of the Chief Executive Officer as to proposed bonuses for executives other than himself); and the other components of their compensation. Mr. Brada received a discretionary bonus in February 1998 in the amount of $50,000 for the 1997 fiscal year. No discretionary bonuses were awarded to the Named Executive Officers for 1998.

  The Compensation Committee believes that a significant component of the compensation paid to the Company's executives over the long-term should be derived from stock options and other stock-based awards. The Compensation Committee strongly believes that stock ownership in the Company is a valuable incentive to executives and that the grant to them of stock options and other stock-based awards serves to align their interests with the interests of the stockholders as a whole and encourages them to manage the Company in a way that endeavors to maximize its long-term profitability. Long-term incentive arrangements are considered on a case-by-case basis, and may be determined as part of an overall compensation package in conjunction with demonstrable enhancements to stockholder values. The Compensation Committee and/or the subcommittees thereof determines whether to grant stock options and other stock-based awards, as well as the amount of the grants, by taking into account the proposed recipient's past and prospective value to the Company; the performance of the proposed recipient (based upon evaluations and the recommendation of the Chief Executive Officer as to proposed grants for executives other than himself); and the amount of stock options or other stock-based awards previously granted.

  In connection with his appointment as Senior Executive Vice President and Chief Financial Officer on June 15, 1998, Mr. Taylor was granted 62,918 options. Mr. Brada was granted 10,400 options in July 1998 in connection with his promotion to Executive Vice President and 61,292 options in October 1998 in connection with his appointment as Executive Vice President and General Counsel. See "Executive Compensation--Executive Compensation Summary" and "Executive Compensation--Incentive and Bonus Plans." The Compensation Committee and/or a subcommittee thereof may grant additional options or other stock-based awards to the Named Executive Officers in the future.

  In addition, in connection with his appointment as Senior Executive Vice President and Chief Financial Officer on June 15, 1998, Mr. Taylor was granted the Taylor Additional Bonus, which is equivalent to 29,292 Bonus Interests. Mr. Brada was granted the Brada Additional Bonus, which is equivalent to 40,584 Bonus Interests in August 1998 in connection with his promotion to Executive Vice President and General Counsel. Each of the Taylor Additional Bonus and the Brada Additional Bonus is payable only in certain circumstances. See "Executive Compensation--Employment Agreements--Daniel J. Taylor" and "-- Robert Brada," "Executive Compensation--Executive Compensation Summary," "Executive Compensation--Incentive and Bonus Plans" and "Proposal 4--Bonus Interest Amendment."

  The Compensation Committee intends to review the compensation arrangements of the Company's senior executives from time to time and to make recommendations where appropriate.

Repricing of Stock Options and Bonus Interests

  In connection with the Company's October 1998 rights offering (the "Rights Offering"), the Compensation Committee approved, and the entire Board of Directors, the Section 162(m) Subcommittee and the Section 16 Subcommittee subsequently affirmed and ratified, the Options Repricing and the Bonus Interest Amendments which included (i) the cancellation of stock options previously granted to Messrs. Pisano, Jones, Taylor and Brada at exercise prices between $20.00 and $24.00 per share and the grant of new stock options at an exercise price of $14.90 per share and (ii) the amendment of the Taylor Additional Bonus, the Brada Additional Bonus and the Bonus Interest Agreements of Messrs. Pisano, Jones and Taylor to lower the trigger and ceiling payment thresholds from $24.00 and $48.00 per share, respectively, to $14.90 and $29.80 per share, while maintaining the maximum value of each Bonus Interest (or bonus equivalent) at $24.00. The closing price of the Common Stock on the NYSE, as reported by the Dow Jones News Retrieval, on the date of the Compensation Committee action was $9.06 per share. Both the Options Repricing and the Bonus Interest Amendment (collectively, the "Repricings") are subject to stockholder approval. See "Proposal 2--Repricing of Options" and "Proposal 4--Bonus Interest Amendment."

  Due to the decline in the market price of the Common Stock in 1998, the Compensation Committee, the Bonus Plan Committee and the entire Board of Directors determined that the purposes of the 1996 Incentive Plan and the Senior Management Bonus Plan were not being achieved. In particular, the market value of the Common Stock had fallen significantly below the exercise price of the stock options and the trigger payment threshold of the Bonus Interests, thereby greatly reducing their value and frustrating the purposes for which the 1996 Incentive Plan and Senior Management Bonus Plan were adopted--namely, to attract, retain and motivate executives and employees by
(i) providing for or increasing their proprietary interest in the Company (in the case of the stock options) and (ii) providing performance incentives through the opportunity to receive cash bonuses (in the case of the Bonus Interests). By more closely realigning the value of the stock options and Bonus Interests with the market price of the Common Stock, the Compensation Committee believes that the Company will be better able to motivate its senior management to achieve the long-term strategic business objectives of the Company with the ultimate objective of enhancing stockholder value.

  Moreover, the completion of the Rights Offering had the effect of lowering the average cost of the shares of Common Stock held by many of the stockholders who participated therein, including the Company's principal stockholders, the Tracinda Group. The Compensation Committee believes that the motivational value of the stock options and Bonus Interests will be greatly enhanced if the exercise price of the stock options and the base payment threshold of the Bonus Interests are more closely aligned with the average price of the shares held by the Company's principal stockholders and other stockholders who participated in the Rights Offering.

  In light of the foregoing, the Compensation Committee does not expect the Repricings to have any material impact on future compensation policy with respect to the Named Executives Officers. See "Executive Compensation Summary--Option Grants and Long Term Incentive Awards--Option Repricing on October 26, 1998."

Compensation Awarded to Mr. Mancuso, the Former Chief Executive Officer

  Mr. Mancuso was Chairman of the Board and Chief Executive Officer of the Company during 1998. Mr. Mancuso was eligible to participate in the same executive compensation plans and to receive the same benefits generally available to the Company's other senior executives except that Mr. Mancuso did not participate in the Repricings. Pursuant to the terms of his employment agreement, which was entered into in 1996, Mr. Mancuso's annual base salary was $2 million, plus an annual stock purchase payment of $3 million, and the Company maintains a five-year reducing term life insurance policy in the initial face amount of $25 million for Mr. Mancuso's benefit. Mr. Mancuso was not granted any additional options or Bonus Interests in 1998. Mr. Mancuso did not receive a discretionary bonus with respect to 1998. See "Executive Compensation--Executive Compensation Summary" and "Executive Compensation-- Incentive and Bonus Plans."

Tax Considerations

  During 1998, the Compensation Committee's policy was generally to structure the performance-based portion of the compensation of its Named Executive Officers in a manner that complies with Section 162(m) of the Internal Revenue Code whenever, in the judgment of the Compensation Committee, doing so was consistent with the objectives of the compensation plan under which the compensation would be payable. However, the Compensation Committee has the authority to award non-deductible compensation as it deems appropriate and in the best interests of the Company. See "Certain Federal Income Tax Consequences."

                                          Compensation Committee:

                                                   /s/ Jerome B. York
                                          -------------------------------------
                                                     Jerome B. York
                                                       (Chairman)

                                                   /s/ Willie D. Davis
                                          -------------------------------------
                                                     Willie D. Davis

                                               /s/ Alexander M. Haig, Jr.
                                          -------------------------------------
                                                 Alexander M. Haig, Jr.

Company Stock Price Performance Graph

  The following graph compares the Company's cumulative total stockholder return with those of Standard & Poor's 500 Composite Stock Price Index and the Standard & Poor's Entertainment Group Index for the period commencing November 13, 1997 (the first day of trading of the Common Stock on the NYSE) and ending December 31, 1998, including the reinvestment of any dividends. No dividends were paid in respect of the Company's securities during the period.

                    COMPARISON OF CUMULATIVE TOTAL RETURNS


                       [PERFORMANCE GRAPH APPEARS HERE]


                                                              S&P
                                                         Entertainment    S&P
     Measurement Date                            Company  Group Index  500 Index
     ----------------                            ------- ------------- ---------
     November 13, 1997.......................... $100.00    $100.00     $100.00
     December 31, 1997.......................... $ 95.24    $118.11     $106.43
     December 31, 1998.......................... $ 62.80    $160.02     $136.84

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  Certain federal income tax consequences relating to options granted under the 1996 Incentive Plan and Bonus Interests granted under the Senior Management Bonus Plan and the Repricings are described below.

Options

  Under the 1996 Incentive Plan, the Company may grant stock options that qualify under Section 422 of the Internal Revenue Code ("Incentive Options") as well as options that do not so qualify ("Non-Qualified Options").

  There are generally no federal income tax consequences to the optionee upon exercise of an Incentive Option, except that the amount by which the fair market value of the shares of the Common Stock at the time of exercise exceeds the option exercise price is a tax preference item possibly giving rise to alternative minimum tax. If the shares of the Common Stock acquired on the exercise of an Incentive Option are not disposed of within two years from the date the Incentive Option was granted and within one year after the shares are transferred to the optionee, any gain or loss realized upon the subsequent disposition of the shares will be characterized as long-term capital gain or loss. If the optionee disposes of such shares before the two holding periods described above are satisfied, the optionee will generally recognize ordinary income equal to the lesser of (i) the fair market value of the shares on the date of exercise minus the optionee exercise price or (ii) the amount realized on disposition minus the option exercise price (except for certain "wash" sales, gifts or sales to related persons), and the Company will be entitled to a corresponding deduction, subject to the limitations of Section 162(m) of the Code as described below. Any gain in excess of this amount will be characterized as long-term capital gain if the optionee held the shares of the Common Stock for more than one year.

  Upon the exercise of a Non-Qualified Option, the optionee will recognize ordinary income in the amount by which the then fair market value of the shares of the Common Stock acquired exceeds the option exercise price, and the Company will be entitled to a deduction in an equal amount, subject to the limitations of Section 162(m) of the Code as described below. Provided the shares of the Common Stock are held as a capital asset, upon the subsequent disposition of the shares of the Common Stock the optionee will recognize capital gain or loss in an amount equal to the difference between the proceeds received upon disposition and his or her basis for the shares. The basis will be equal to the sum of the price paid for the shares and the amount of income realized upon exercise of the option. Any capital gain or loss to the optionee will be characterized as long-term or short-term, depending upon whether his or her holding period for tax purposes exceeds one year.

  The taxable income recognized upon the exercise of a Non-Qualified Option is subject to the applicable employment taxes and withholding for federal income tax purposes.

  The Options Repricing, involving the cancellation and regranting at a reduced exercise price of certain options granted under the 1996 Incentive Plan, will not be a taxable event to the optionees or the Company.

Bonus Interests

  Payments made pursuant to the Bonus Interests will be taxable to holders thereof as ordinary income and deductible by the Company, subject to the limitations of Section 162(m) of the Code as described below. Such payments will be subject to the applicable employment taxes and withholding for federal income tax purposes.

  The Bonus Interests Amendment will not be a taxable event to the holders thereof or the Company.

Deductibility of Compensation

  Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to a publicly-held corporation for compensation in excess of $1 million paid in any fiscal year to certain executive officers. Section 162(m) further provides, however, that compensation will not be subject to the deduction limit if certain conditions are met and the compensation qualifies as "performance-based compensation." In addition, in the case of a privately-held corporation that undergoes an initial public offering, the Treasury Regulations under Section 162(m) provide that the deduction limit does not apply to any compensation paid, during a specified "reliance period," pursuant to a plan or agreement that existed while the corporation was privately held, if the corporation complied with certain disclosure requirements. The reliance period terminates with respect to a given plan or agreement on the earliest to occur of (i) the expiration of the plan or agreement, (ii) the material modification of the plan or agreement, (iii) the issuance of all stock and other compensation allocated under the plan and (iv) the first meeting of the stockholders at which directors are to be elected that occurs after the close of the third calendar year following the calendar year in which the initial public offering occurs. In the case of stock options, the reliance period applies to the date of grant and not to the date of exercise.

  The Company believes that any compensation paid or options granted pursuant to the Company's incentive plans or agreements which were in place or entered into prior to the Company's initial public offering in November 1997 during the reliance period will not be subject to the deduction limit of Section 162(m). However, compensation paid and options granted after the reliance period or under a plan or agreement established or entered into after the date of the initial public offering to the chief executive officer of the Company or to the then four most highly compensated officers of the Company (other than the chief executive officer of the Company) will be subject to the limitations of Section 162(m) unless such compensation or option grants qualify as performance-based compensation. The proposed amendment to the 1996 Incentive Plan (See Proposal 3--"Amendment to 1996 Stock Incentive Plan") may constitute a "material modification" of the 1996 Incentive Plan, resulting in the termination of the reliance period with respect to the 1996 Incentive Plan. In such case, any compensation paid or options granted pursuant to the 1996 Incentive Plan subsequent to this amendment may be subject to the limitations of Section 162(m) unless they qualify as performance-based compensation.

  In general, any salary paid after the termination of a reliance period, including salary paid pursuant to the employment agreements, will not qualify as performance-based compensation and will be subject to Section 162(m).

  The Company believes that stock options and Bonus Interests previously granted, other than the Taylor Additional Bonus and Brada Additional Bonus, were structured to qualify as performance-based compensation. However, because of ambiguities and uncertainties as to the application and interpretation of
Section 162(m) and the Treasury Regulations issued thereunder, no assurance can be given that compensation intended by the Company to satisfy the requirements for deductibility under Section 162(m) will so qualify.

                                 BENEFIT PLANS

MGM Retirement Plan

  The MGM Retirement Plan is a defined benefit plan under which all contributions are made by MGM Studios. Employees of the Company who have completed at least one year of service are eligible to participate in the plan and become vested upon completion of five years of service. Participants, or their beneficiaries, are entitled to receive benefits which have vested under the plan upon their normal, early or deferred retirement or upon the total and permanent disability, death or other termination of such participant's employment and after attaining normal or early retirement age. The compensation covered by the MGM Retirement Plan includes base salary only, and not bonus or other amounts.

  The Company has the right to amend or terminate the MGM Retirement Plan at any time. If the plan is terminated, the available assets held in trust will be used to pay benefits to participants. If termination occurs when the plan's assets are not sufficient to pay all benefits accrued to the date of the termination, the assets held in trust under the plan will be allocated among participants in accordance with the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The Company is not liable for the payment of MGM Retirement Plan benefits from its own assets. Upon full satisfaction of the MGM Retirement Plan's liability to employees and their beneficiaries, any amount remaining in the plan will be returned to the Company.

  The Internal Revenue Code requires certain provisions for benefit accruals if a defined benefit plan becomes "top heavy," that is, if the value of accrued benefits for "key employees" is more than 60 percent of the total value of all accrued benefits. While the Company believes that it is unlikely that the MGM Retirement Plan will ever become top heavy, in such an event, it may become necessary to amend the MGM Retirement Plan to conform it to the applicable Internal Revenue Code requirements.

MGM Savings Plan

  Employees of the Company who have completed one year of service may participate in the MGM Savings Plan (the "Savings Plan"), which is managed by CIGNA Retirement and Investment Services. Participants may contribute a portion of their pre-tax compensation (up to a maximum of $10,000) and after-tax compensation (subject to certain limitations) into the Savings Plan and direct the investment of such contributions. The Company matches 100 percent of such employee contributions up to four percent of such employee's eligible compensation. Effective January 1, 1998, the Savings Plan was amended to allow the matching contributions to be made in cash or in shares of the Common Stock. The employee contributions to the Savings Plan and the earnings thereon are always 100 percent vested. The matching contributions and the earnings thereon vest 20 percent for each full year of service and employees become 100 percent vested (i) after five years of service, (ii) upon their total and permanent disability or (iii) upon their death.

  As of June 15, 1999, the Company had contributed an aggregate of 140,255 shares of the Common Stock to the Savings Plan. On August 7, 1998 the Company filed a registration statement on Form S-8 with the Commission (which registration statement became effective upon filing) with respect to up to one million shares of the Common Stock authorized to be issued pursuant to the Savings Plan.

                                  PROPOSAL 2

                               OPTIONS REPRICING

  Due to the decline in the market price of the Common Stock in 1998, the Compensation Committee and the Board of Directors determined that the purpose of the 1996 Incentive Plan was not being achieved. Therefore, in order more closely to realign the exercise price of the options with the market price of the Common Stock and thereby better enable the Company to attract, retain and motivate its employees, effective on October 26, 1998 (subject to certain conditions), the Compensation Committee approved, and the entire Board of Directors, the Section 162(m) Subcommittee, and the Section 16 Subcommittee subsequently affirmed and ratified, the Options Repricing whereby the Company, pursuant to Option Exchange Agreements, canceled and regranted at a reduced exercise price certain of the options theretofore granted under the 1996 Incentive Plan.

  Under the Company's 1996 Incentive Plan, options and other Awards representing 8,102,635 shares of the Common Stock have been granted to executives and other employees of the Company as of June 15, 1999. The 1996 Incentive Plan is administered by the Compensation Committee, which has broad authority to amend the plan. The terms of the 1996 Incentive Plan and the options currently granted thereunder and the Options Repricing are described in more detail under the headings "Executive Compensation--Incentive and Bonus Plans--1996 Incentive Plan" and "Certain Federal Income Tax Consequences."

  The following table sets forth information with respect to the number of options subject to the Options Repricing, if any, that have been granted to:
(i) the Named Executive Officers, individually and as a group; (ii) the directors of the Company who are not Named Executive Officers, as a group; and
(iii) employees of the Company other than the Named Executive Officers, as a group, in connection with the Options Repricing.

                           1996 Stock Incentive Plan

                                                     Dollar    Number of Options
     Name                                          Value($)(1)  Repriced(#)(2)
     ----                                          ----------- -----------------
     Current Executive Officers
     Alex Yemenidjian.............................     --                --
     Christopher J. McGurk........................     --                --
     William A. Jones.............................     --            159,584
     Daniel J. Taylor.............................     --            179,168
     Robert Brada.................................     --             26,000

     Former Executive Officers
     Frank G. Mancuso.............................     --                --
     A. Robert Pisano.............................     --            523,754
     Michael G. Corrigan..........................     --                --
     David G. Johnson.............................     --                --

     Named Executive Officers as a Group..........     --            888,506
     Non-Executive Director Group.................     --                --
     Non-Executive Officer Employee Group.........     --          4,463,998

--------
(1) The closing sale price of the Common Stock on the NYSE, as reported by the Dow Jones News Retrieval, on October 26, 1998, the date of the Option Repricing, was $9.06, which was less than the exercise price of the options granted under the 1996 Incentive Plan in connection with the Options Repricing. See "--Incentive and Bonus Plans--1996 Incentive Plan."
(2) Represents the number of options that were canceled and regranted in connection with the Options Repricing.

  Copies of the 1996 Incentive Plan and the form of Executive Option Exchange Agreement are filed as exhibits to the 10-K.

  The Options Repricing is subject to approval of the Company's stockholders. If the Options Repricing is not approved by the holders of at least 75 percent of the outstanding shares of the Common Stock, the Options Repricing will be null and void and the options outstanding as of October 26, 1998, except to the extent otherwise terminated or modified, will be reinstated. Tracinda, which owned approximately 79.4 percent of the outstanding shares of the Common Stock as of June 15, 1999, has agreed to vote its shares in favor of the approval of the Options Repricing.

  The Board of Directors recommends that stockholders vote "FOR" Proposal 2.

                                  PROPOSAL 3

                    AMENDMENT TO 1996 STOCK INCENTIVE PLAN

  The Board of Directors and the Compensation Committee have proposed, subject to stockholder approval, an increase in the aggregate number of shares of Common Stock issuable under the 1996 Incentive Plan from 8,125,065 shares of the Common Stock to 30,000,000 shares of the Common Stock.

  The purpose of the amendment is to provide additional shares of the Common Stock for Awards under the 1996 Incentive Plan, such as those made to Messrs. Yemenidjian and McGurk (see Proposals 6 and 7). In addition, shortly after the Annual Meeting, the Company intends to grant 100 shares of the Common Stock to each of approximately 450 employees of the Company who have not been granted options under the 1996 Incentive Plan, in order to provide incentive for employees of the Company and increase their personal interest in the continued success and progress of the Company. The Board of Directors and the Compensation Committee believe that long-term growth is dependent upon obtaining qualified personnel and that the granting of Awards under the 1996 Incentive Plan is and has been an important aid in attracting and retaining individuals of exceptional ability and in providing additional incentive for them in performing services to the Company. All employees of the Company are eligible to receive a grant of an Award under the 1996 Incentive Plan. For a description of the Awards heretofore granted under the 1996 Incentive Plan, see "Executive Compensation--Incentive and Bonus Plans--1996 Incentive Plan" and "Certain Federal Income Tax Consequences."

  To effect the increase in the number of shares issuable under the 1996 Incentive Plan, the Board of Directors proposes to amend and restate Sections 4(a) and 4(b) of the 1996 Incentive Plan. Sections 4(a) and 4(b) of the 1996 Incentive Plan are proposed to be amended and restated as follows:

    "(a) The aggregate number of Common Shares that may be issued pursuant to all Incentive Stock Options granted under this Plan may not exceed 30 million, and the aggregate number of Common Shares that may be issued pursuant to all Incentive Stock Options granted to any one Participant under this Plan may not exceed 15 million during the life of the Plan, subject in each case to adjustment as provided in Section 7 of this Plan.

    (b) The aggregate number of Common Shares and Derivative Securities issued and issuable pursuant to all Awards (including all Incentive Stock Options) granted under this Plan may not at any time exceed 30 million, and the aggregate number of Common Shares and Derivative Securities issued and issuable pursuant to all Awards (including Incentive Stock Options) granted to any one Participant under this Plan may not at any time exceed 15 million during the life of the Plan, subject to in each case adjustment as provided in Section 7 of this Plan."

  Other than the Awards to Messrs. Yemenidjian and McGurk, which are the subjects of Proposals 6 and 7, respectively, and the intended grant of 100 shares of the Common Stock to each of approximately 450 employees of the Company who have not been granted options under the 1996 Incentive Plan, the benefits or amount of additional Awards, if any, that will be received by or allocated to: (i) the Named Executive Officers, individually and as a group;
(ii) the directors of the Company, as a group, who are not Named Executive Officers; and (iii) the employees of the Company, as a group, other than the Named Executive Officers, as a result of the amendment to the 1996 Stock Incentive Plan is not determinable and would not have been determinable if the 1996 Incentive Plan, as amended, had been in effect during the fiscal year ended December 31, 1998.

  As of June 15, 1999, the closing price of the Common Stock on the NYSE, as reported by the Dow Jones News Retrieval, was $15.94.

  A copy of the 1996 Incentive Plan is filed as an exhibit to the 10-K.

  The affirmative vote of the holders of at least a majority of the shares of the Common Stock represented in person or by proxy and entitled to vote on this proposal is required to approve the amendment to the 1996 Incentive Plan.

  The Board of Directors recommends that stockholders vote "FOR" Proposal 3.

                                  PROPOSAL 4

                           BONUS INTEREST AMENDMENT


  Due to the decline in the market price of the Common Stock in 1998, the Bonus Plan Committee and the Board of Directors determined that the purpose of the Senior Management Bonus Plan was not being achieved. Therefore, in order more closely to realign the value of the Bonus Interests with the market price of the Common Stock and thereby better enable the Company to provide an incentive to its senior management, effective on October 26, 1998 (subject to certain conditions), the Bonus Plan Committee approved, and the entire Board of Directors, Section 162(m) Subcommittee and Section 16 Subcommittee subsequently affirmed and ratified, the Bonus Interest Amendment, whereby the Company amended the terms of the Bonus Interests (and certain bonus arrangements based on the value of the Bonus Interests) of the Executive Repricing Participants to reduce the trigger and ceiling prices of the Bonus Interests (and bonus arrangements based on the value thereof) granted to such Executive Repricing Participants.

  Under the Company's Senior Management Bonus Plan 2,420,685 Bonus Interests have been granted to an aggregate of 18 current or former senior employees of the Company. No additional Bonus Interests will be granted under the Senior Management Bonus Plan. However, the Company has granted Mr. Taylor and
Mr. Brada the Taylor Additional Bonus and Brada Additional Bonus, respectively, which are based on the value of the Bonus Interests and are only payable in certain circumstances. See "Employment Agreements--Daniel J. Taylor" and "--Robert Brada." The terms of the Bonus Interests, the Senior Management Bonus Plan and the Bonus Interest Amendment are described in more detail under the headings "Executive Compensation--Incentive and Bonus Plans-- Senior Management Bonus Plan" and "Certain Federal Income Tax Consequences."

  The following table sets forth information with respect to the number of Bonus Interests under the Senior Management Bonus Plan and the Taylor Additional Bonus and Brada Additional Bonus subject to the Bonus Interest Amendment and granted to: (i) the Named Executive Officers, individually and as a group; (ii) the directors of the Company, as a group, other than the Named Executive Officers; and (iii) the employees of the Company, as a group, other than the Named Executive Officers.

                                                          Dollar    Number of
                                                        Value($)(1) Units(#)
                            Name                        ----------- ---------
     Current Executive Officers
     Alex Yemenidjian..................................     --            --
     Christopher J. McGurk.............................     --            --
     William A. Jones..................................     --         74,209(2)
     Daniel J. Taylor..................................     --         83,334(3)
     Robert Brada......................................     --         40,584(4)
     Former Executive Officers
     Frank G. Mancuso..................................     --            --
     A. Robert Pisano..................................     --        243,544(2)
     Michael G. Corrigan...............................     --            --
     David G. Johnson..................................     --            --
     Named Executive Officers as a Group...............     --        441,671(5)
     Non-Executive Director Group......................     --            --
     Non-Executive Officer Employee Group..............     --      1,237,134(2)

--------
(1) As of October 26, 1998, the effective date of the Bonus Interest Amendment, and December 31, 1998, the Price (as defined above) was lower than the minimum level necessary to entitle a participant in the Senior Management Bonus Plan to any payment with respect to the Bonus Interests. As described under "--Incentive and Bonus Plans--Senior Management Bonus Plan," the maximum amount payable is $24.00 per Bonus Interest in the event the Price equaled $14.90 per share, with respect to Executive Repricing

     Participants, or $24.00, with respect to all others, on a Determination Date. The amount receivable for each Bonus Interest would decline to zero as the Price increased up to $29.80 per share, with respect to Executive Repricing Participants, or $48.00 per share, with respect to all others.

(2) Represents the number of Bonus Interests which are subject to the Bonus Interest Amendment.

(3) Includes 54,042 Bonus Interests granted pursuant to the Senior Management Bonus Plan and the Taylor Additional Bonus, which is equivalent to 29,292 Bonus Interests, each of which is subject to the Bonus Interest Amendment.

(4) Represents the Brada Additional Bonus, which is equivalent to 40,584 Bonus Interests and subject to the Bonus Interest Amendment.

(5) Includes 371,795 Bonus Interests granted pursuant to the Senior Management Bonus Plan, the Taylor Additional Bonus and the Brada Additional Bonus.

  As of June 15, 1999, the closing price of the Common Stock on the NYSE, as reported by the Dow Jones News Retrieval, was $15.94.

  Copies of the Senior Management Bonus Plan, the form of Bonus Interest Amendment, and the employment agreements of Messrs. Taylor and Brada are filed as exhibits to the 10-K.

  The Bonus Interest Amendment is subject to approval of the Company's stockholders. If the Bonus Interest Amendment is not approved by the holders of at least 75 percent of the outstanding shares of the Common Stock, the Bonus Interest Amendment will be null and void and the terms of the Bonus Interest Agreements which existed as of October 26, 1998, except to the extent otherwise terminated or modified, will be reinstated.

  The Board of Directors recommends that stockholders vote "FOR" Proposal 4.

                                  PROPOSAL 5

                       AMENDMENT OF AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION

  The Board of Directors has proposed, subject to stockholder approval, that the Company's Amended and Restated Certificate of Incorporation be amended to increase the authorized number of shares of the Company's Common Stock from 250,000,000 shares to 500,000,000 shares (the "Amendment"). This proposed amendment will not affect the number of authorized shares of preferred stock of the Company.

  If this proposal is adopted, Section 1 of the Amended and Restated Certificate of Incorporation will be amended to read as follows:

  "The total number of shares which the Corporation shall have authority to issue is Five Hundred Twenty-Five Million (525,000,000); the total number of shares of Preferred Stock shall be Twenty-Five Million (25,000,000), and each such share shall have a par value of one cent ($0.01); and the total number of shares of Common Stock shall be Five Hundred Million (500,000,000), and each such share shall have a par value of one cent ($0.01)."

  The Amendment is designed to ensure that the Company will have enough authorized shares to allow for other future issuances of the Common Stock by the Company, including possible future public or private equity offerings, acquisitions or stock splits. The Company announced on April 27, 1999 that it intends to seek approximately $500 million of additional equity capital, possibly in the form of a rights offering. Shortly after the Annual Meeting, the Company also intends to grant 100 shares of the Common Stock to approximately 450 employees of the Company who have not been granted options under the 1996 Incentive Plan.

  The terms of the additional shares of the Common Stock for which authorization is sought will be identical with the terms of the shares of the Common Stock now authorized and outstanding, and the Amendment will not affect the terms, or the rights of holders of, those shares. If approved by the stockholders, a certificate authorizing the increased number of shares of the Common Stock will immediately thereafter be filed with the Secretary of State of the State of Delaware.

  As of June 15, 1999, after giving effect to (i) the 30,000,000 shares reserved for issuance under the 1996 Incentive Plan (assuming the approval of Proposal 3), (ii) the 312,502 shares reserved for issuance under other outstanding options, (iii) the 1,000,000 shares reserved for issuance under the Savings Plan, (iv) the 100,000 shares reserved for issuance under the Director Plan, and (v) the 350,000 shares reserved for issuance pursuant to the employment agreement with Mr. Mancuso, the Company had approximately 68,000,000 shares of the Common Stock available for issuance.

  Although the Board of Directors of the Company will authorize the issuance of additional shares of the Common Stock based on its judgment as to the best interests of the Company and its stockholders, the issuance of shares of the Common Stock could have a dilutive effect on the earnings per share, book value per share and the equity and voting power of existing holders of Common Stock. Holders of Common Stock are not now and will not be entitled to preemptive rights to purchase shares of any authorized capital stock of the Company.

  The affirmative vote of the holders of at least a majority of the outstanding shares of the Common Stock is required to approve the amendment to the Amended and Restated Certificate of Incorporation.

  The Board of Directors recommends that stockholders vote "FOR" Proposal 5.

                                  PROPOSAL 6

                   APPROVAL AND RATIFICATION OF STOCK OPTION
                           GRANT TO ALEX YEMENIDJIAN

  As an inducement to retain his services as Chairman of the Board of Directors and Chief Executive Officer of the Company, the Executive Committee of the Board of Directors and the Compensation Committee approved the entry by the Company into the employment agreement with Alex Yemenidjian described above in "Executive Compensation--Employment Agreements--Alex Yemenidjian." The Board of Directors is requesting stockholder approval of the provisions of the employment agreement with Mr. Yemenidjian that provide for a grant of options to purchase shares of the Common Stock.

  The employment agreement provides for, among other things, a grant of options under the 1996 Incentive Plan to purchase 10,000,000 shares of the Common Stock, subject to stockholder approval, consisting of options to purchase 5,000,000 shares with an exercise price of $14.90 per share and options to purchase 5,000,000 shares with an exercise price of $30.00 per share. The option was granted on April 30, 1999, with twenty percent of the options vesting to Mr. Yemenidjian on April 30 of each year beginning April 30, 2000. If Mr. Yemenidjian's employment is terminated without cause by the Company or if he terminates the agreement for "good reason" or in the event of a "Designated Change of Control," his options under the 1996 Incentive Plan will vest immediately. Each of the Compensation Committee, the Section 162(m) Subcommittee and the Section 16 Subcommittee has approved the grant of options to Mr. Yemenidjian. See "Executive Compensation--Employment Agreements--Alex Yemenidjian."

  The closing price of the Common Stock on the NYSE, as reported by the Dow Jones News Retrieval, was (i) $14.68 per share on April 29, 1999, the day prior to the date of grant, and (ii) $15.94 per share on June 15, 1999. Stockholder approval of the grant is required under Section 312.03 of the NYSE's Listed Company Manual because Mr. Yemenidjian is a "Related Party" under that section, and because the total number of options to purchase shares granted to him exceed one percent of the number of shares of Common Stock outstanding.

  The affirmative vote of the holders of at least a majority of the shares of the Common Stock represented in person or by proxy and entitled to vote on this proposal is required to approve and ratify the grant of options to purchase shares of the Common Stock to Mr. Yemenidjian.

  The Board of Directors recommends that stockholders vote "FOR" Proposal 6.

                                  PROPOSAL 7

                   APPROVAL AND RATIFICATION OF STOCK OPTION
                        GRANT TO CHRISTOPHER J. MCGURK

  As an inducement to retain his services as Vice Chairman of the Board of Directors and Chief Operating Officer of the Company, the Executive Committee of the Board of Directors and the Compensation Committee approved the entry by the Company into the employment agreement with Christopher J. McGurk described above in "Executive Compensation--Employment Agreements--Christopher J. McGurk." The Board of Directors is requesting stockholder approval of the provisions of the employment agreement with Mr. McGurk that provide for a grant of options to purchase shares of the Common Stock.

  The employment agreement provides for, among other things, a grant of options under the 1996 Incentive Plan to purchase 3,000,000 shares of the Common Stock, subject to stockholder approval, consisting of options to purchase 1,500,000 shares with an exercise price of $14.90 per share and options to purchase 1,500,000 shares with an exercise price of $30.00 per share. The option was granted on April 30, 1999, with twenty percent of the options vesting to Mr. McGurk on April 30 of each year beginning April 30, 2000. If Mr. McGurk's employment is terminated without cause by the Company or if he terminates the agreement for "good reason" or in the event of a "Designated Change of Control," his options under the 1996 Incentive Plan will vest immediately. Each of the Compensation Committee, the Section 162(m) Subcommittee and the Section 16 Subcommittee has approved the grant of options to Mr. McGurk. See "Executive Compensation--Employment Agreements--Christopher
J. McGurk."

  The closing price of the Common Stock on the NYSE, as reported by the Dow Jones News Retrieval, was (i) $14.68 per share on April 29, 1999, the day prior to the date of grant, and (ii) $15.94 per share on June 15, 1999. Stockholder approval of the grant is required under Section 312.03 of the NYSE's Listed Company Manual because Mr. McGurk is a "Related Party" under that section, and because the total number of options to purchase shares granted to him exceed one percent of the number of shares of Common Stock outstanding.

  The affirmative vote of the holders of at least a majority of the shares of the Common Stock represented in person or by proxy and entitled to vote on this proposal is required to approve and ratify the grant of options to purchase shares of the Common Stock to Mr. McGurk.

  The Board of Directors recommends that stockholders vote "FOR" Proposal 7.

                                  PROPOSAL 8

             RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

  The Company's Board of Directors, with the concurrence of the Audit Committee, has selected Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending December 31, 1999. Although the appointment of Arthur Andersen LLP is not required to be submitted to a vote of the stockholders, the Board of Directors and the Audit Committee believe it appropriate as a matter of policy to request that the stockholders ratify the appointment for the current fiscal year. In the event a majority of the votes cast at the meeting are not voted in favor of the appointment, the Board of Directors and the Audit Committee will reconsider their selection. Proxies solicited by the Board will be voted in favor of the appointment unless stockholders specify otherwise in such proxies.

  A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she so desires and to respond to appropriate questions.

  The Board of Directors recommends that stockholders vote "FOR" Proposal 8.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Sales of Securities to Mr. Mancuso

  Pursuant to Mr. Mancuso's employment agreement, Mr. Mancuso received an annual stock purchase payment of $3 million (payable annually in advance in November of each year), out of the after tax proceeds of which he is required to purchase shares of the Common Stock. For the year ended December 31, 1998, Mr. Mancuso purchased 159,082 shares of the Common Stock for aggregate consideration of approximately $3.0 million. See footnotes 14, 15, and 16 to "--Executive Compensation--Summary Compensation Table."

Shareholders Agreement

  The Tracinda Group, the Company, and certain current and former executives and employees of the Company are parties to the Shareholders Agreement, which provides for certain rights relating to the shares of the Common Stock, including registration rights and transfer restrictions. See "Ownership of Voting Securities--Shareholders Agreement."

Other Transactions With Tracinda and its Affiliates

  In connection with the Rights Offering in October 1998, the Tracinda Group entered into a standby agreement with the Company pursuant to which it exercised all of the subscription rights (the "Rights") distributed to it in the Rights Offering, thus purchasing 75,933,009 shares of Common Stock, for an aggregate purchase price of approximately $626,447,000. In addition, the Tracinda Group agreed to purchase any shares of the Common Stock which were not otherwise subscribed for in the Rights Offering. Because the Rights Offering was oversubscribed, the Tracinda Group was not obliged to purchase any additional shares of the Common Stock.

  In February 1980 a predecessor-in-interest to the Company granted to a predecessor-in-interest to MGM Grand Inc. an exclusive open-ended royalty-free license, which was amended in 1992 and further amended in 1998. Pursuant to the license, as amended, MGM Grand, Inc. has the right to use certain trademarks that include the letters "MGM," as well as logos and names consisting of or related to stylized depictions of a lion, in its resort hotel and/or gaming businesses and other businesses that are not related to filmed entertainment. In 1986 MGM granted MGM Grand Air, Inc. ("Grand Air") an exclusive open-ended royalty-free license to use one of its logos consisting of a stylized depiction of a lion in Grand Air's airline business. The Company did not receive any monetary compensation for these licenses. Tracinda owns a majority of the outstanding common stock of MGM Grand, Inc., the parent of both MGM Grand Hotel ("Grand Hotel") and Grand Air. Additionally, the Company and affiliates of Tracinda occasionally conduct cross-promotional campaigns, in which the Company's motion pictures and the affiliates' hotels are promoted together; however, the Company believes that the amounts involved are immaterial.

  The Company and Grand Hotel have an ongoing relationship whereby Grand Hotel can utilize key art, still photographs of artwork and one minute film clips from certain of the Company's motion picture releases on an as-needed basis. The Company did not receive any monetary compensation for these licenses.

  The Company sells to Grand Hotel and certain of its affiliates, on a wholesale basis, videocassettes and other merchandise such as baseball caps, clothing, keychains and watches bearing the Company's trademarks and logos for resale to consumers in retail shops located within Grand Hotel's hotels. Grand Hotel currently is the Company's largest wholesale customer of the Company's merchandise and, consequently, receives customary volume discounts from the Company. For the year ended December 31, 1998, the Company recognized revenues of $24,000 for such videocassettes and merchandise.

  From time to time, the Company uses aircraft owned by Tracinda for use in the Company's business. The Company believes that the terms of such arrangements are no less favorable to the Company than those that could be obtained from unrelated parties. For the year ended December 31, 1998, the aggregate of the payments made to Tracinda for the use of such aircraft was approximately $29,000.

Other Transactions

  The Company has an exclusive producer overhead arrangement with FGM Entertainment for the services of Frank Mancuso, Jr., the son of Mr. Mancuso, which expires on July 31, 2002. FGM Entertainment, a company wholly owned by Mr. Mancuso, Jr., receives $400,000 each year, subject to five to ten percent annual increases, for overhead expenses, as well as a development fund and a production fund to pay for the costs of developing and producing projects. FGM Entertainment must submit all projects that it wishes to produce or develop to the Company and receives a producing fee, as well as certain participations and royalties, for each picture that is produced under the arrangement. For the year ended December 31, 1998, these fees, participations and royalties (paid to Mr. Mancuso, Jr. for movies produced by him such as Species, Fled, Hoodlum and Ronin) totaled approximately $2.4 million. The Company has the right to acquire the domestic or worldwide rights to each picture produced under the arrangement and controls all remake, sequel and television rights.

  In connection with the commencement of Mr. Taylor's employment with the Company and to assist Mr. Taylor with his relocation to the Los Angeles area, the Company entered into an agreement with Mr. Taylor pursuant to which the Company agreed to purchase, if Mr. Taylor requested, Mr. Taylor's former residence for the amount of $390,000. The residence was sold to a third party in November 1998. Pursuant to the Company's relocation policies, until the sale of the residence closed, the Company reimbursed Mr. Taylor for the mortgage payments on the residence in the amount of $2,473 per month and was responsible for the cost of maintaining the residence. For the year ended December 31, 1998, such payments aggregated $33,760. In addition, the Company had made an unsecured non-recourse interest-free loan in the principal amount of $130,000 in order to assist Mr. Taylor in the purchase of a residence in the Los Angeles area, which amount has been settled in accordance with the terms of such loan.

  In 1998 the Company acquired all of the interest of Taliafilm, Inc. ("Taliafilm"), a company wholly owned by the sister of Mr. Coppola, in the motion picture Never Say Never Again for $2.5 million and approximately 20 percent of the adjusted gross receipts received by the Company from the exploitation of the film. In addition, the Company assumed certain obligations of Taliafilm relating to such film.

  In 1995 the Company licensed to a subsidiary of Seven, a former beneficial owner of more than five percent of the Company's Common Stock, the right to distribute certain motion picture and television product in the Australian free television market. This agreement was amended on September 9, 1997. The product licensed includes certain Library pictures and theatrical motion pictures and television series, miniseries and made-for-television movies produced or distributed by the Company during the term of the agreement. The license fees for the Library product are at a rate which the Company believes is arm's-length. The term of the output portion of the agreement is 15 years. The license fees for output product television series, television movies and television mini-series are on a "most favored nations" basis with prices paid by the Seven subsidiary for comparable programming. For the year ended December 31, 1998, the Company recognized revenues of $5.6 million under this agreement.

  In 1994, in connection with the formation of MovieVision, a joint venture in which the Company and a subsidiary of Seven have non-controlling interests, the Company licensed to the joint venture certain of its current theatrical and television motion pictures, as well as a number of Library pictures, for distribution on Australian pay and basic cable television. The agreement expires on June 30, 2000, with all motion pictures covered by the agreement reverting to the Company within one year after that date, but both the Company and MovieVision have the right to extend the license for a further five years. The Company receives a license fee for each picture that is based on the number of MovieVision's subscribers. For the year ended December 31, 1998, the Company recognized revenues of $3.6 million under this license agreement. The Company believes that the terms of the agreement are no less favorable to the Company than those contained in its licenses with unaffiliated licensees.

  Seven has agreed to reimburse the Company for losses that the Company may incur in connection with the distribution of Joey, an Australian film with respect to which the Company has acquired distribution rights from an unrelated third party.

       STOCKHOLDER PROPOSALS AND NOMINATIONS FOR THE 2000 ANNUAL MEETING

  Under Rule 14a-8 of Regulation 14A of the Exchange Act, any stockholder intending to submit to the Company a proposal that qualifies for inclusion in the Company's proxy statement and proxy relating to the annual meeting of stockholders to be held in 2000 must submit such proposal so that it is received by the Company no later than February 18, 2000 and must satisfy the other requirements of Rule 14a-8. All such stockholder proposals should be submitted to the Secretary of the Company. Under Rule 14a-4 of Regulation 14A, the Company may exercise discretionary voting authority under proxies it solicits to vote on a proposal made by a stockholder that the stockholder does not seek to include in the Company's proxy statement and proxy for such meeting pursuant to Rule 14a-8, unless the Company is notified about the proposal a reasonable time before the date the Company mails its proxy materials for such meeting and the stockholder satisfies the other requirements of Rule 14a-4(c).

                                 OTHER MATTERS

  While the Amended Notice of Annual Meeting of Stockholders calls for the transaction of such other business as may properly come before the meeting, the Board of Directors has no knowledge of any matters to be presented for action by the stockholders other than as set forth above. The enclosed proxy gives discretionary authority to the proxies, however, to consider and vote upon any additional matters that may be presented.

          ANNUAL REPORT TO STOCKHOLDERS AND ANNUAL REPORT ON FORM 10-K

  The Company's 10-K, which contains all the information required by Rule 14a-3 under the Securities Exchange Act of 1934, and Annual Report to Stockholders (the "Annual Report"), were previously distributed to the Company's stockholders of record at the close of business on March 19, 1999 (the "Original Record Date"). Along with these proxy materials, we are distributing the 10-K to the stockholders of record on June 15, 1999 who were not stockholders of record on the Original Record Date. If you require an additional copy of the 10-K, or a copy of the Annual Report, please contact the Company at 2500 Broadway Street, Santa Monica, California 90404, or call (310) 449-3000, attention: Corporate Secretary.

  Stockholders are urged to immediately mark, date, sign and return the enclosed proxy in the envelope provided, to which no postage need be affixed if mailed in the United States.

                                         By order of the Board of Directors,


                                         /s/ William Allen Jones

                                         William Allen Jones
                                         Senior Executive Vice President and
                                         Secretary

Santa Monica, California
June 15, 1999

                           METRO-GOLDWYN-MAYER INC.

               Amended Proxy for Annual Meeting of Stockholders
                                 July 13, 1999
                 Solicited on Behalf of the Board of Directors

  The undersigned hereby appoints WILLIAM A. JONES, DANIEL J. TAYLOR and ROBERT BRADA, and each of them, Proxies, with full power of substitution, to represent and vote all shares of the common stock, $.01 par value per share, which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Metro-Goldwyn-Mayer Inc. to be held at The Regent Beverly Wilshire located at 9500 Wilshire Boulevard, Beverly Hills, California on July 13, 1999, at 10:00 a.m., and at any adjournments thereof, upon any and all matters which may properly be brought before said meeting or any adjournments thereof. The undersigned hereby revokes any and all proxies heretofore given with respect to such meeting.

  This amended proxy replaces and supersedes the white proxy previously distributed on or about March 31, 1999.

          The Board of Directors recommends a vote FOR all proposals.

                (Continued and to be SIGNED on the other side)

--------------------------------------------------------------------------------
                          -- FOLD AND DETACH HERE --

                           METRO-GOLDWYN-MAYER INC.

                        Annual Meeting of Stockholders

                            Tuesday, July 13, 1999
                                  10:00 a.m.
                          The Regent Beverly Wilshire
                            9500 Wilshire Boulevard
                           Beverly Hills, California

                               ADMISSION TICKET

    This ticket must be presented at the door for entrance to the meeting.

                                                             Please mark   [X]
                                                             your votes as
                                                             indicated in
                                                             this example


This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. Unless otherwise directed, or if no direction is given, this Proxy will be voted FOR all of the nominees in Proposal 1, FOR each of the other Proposals and in accordance with the best judgment of the proxy holders or any of them on any other matters which may properly come before the meeting or any adjournment or postponement thereof.

1. Election of Directors
                FOR all nominees named
                (except as marked           Withhold Authority
                to the contrary)            for all nominees named
                [_]                         [_]

Names of Nominees: James D. Aljian, Francis Ford Coppola, Willie D. Davis, Alexander M. Haig, Jr., Kirk Kerkorian, Frank G. Mancuso, Christopher J.
McGurk, Alex Yemenidjian, Jerome B. York.......................................

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the following line.)

-------------------------------------------------------------------------------

                                       FOR       AGAINST        ABSTAIN
2. Approval of options repricing       [_]         [_]            [_]

3. Approval of amendment to Amended    [_]         [_]            [_]
   and Restated 1996 Stock Incentive
   Pan

4. Approval of bonus interest          [_]         [_]            [_]
   amendment

5. Approval of amendment of Amended    [_]         [_]            [_]
   and Restated Certificate of
   Incorporation

                                       FOR       AGAINST        ABSTAIN
6. Approval and ratification of        [_]         [_]            [_]
   stock option grant to Alex
   Yeminidjian

7. Approval and ratification of        [_]         [_]            [_]
   stock option grant to
   Christopher J. McGurk

8. Ratification of the selection       [_]         [_]            [_]
   of independent auditors

                                       I plan to attend the meeting  [_]

                                       Dated:___________________________ , 1999

                                       _________________________________________
                                       Signature

                                       _________________________________________
                                       Signature if held jointly

                                       Please sign your name exactly as it
                                       appears hereon.  In the case of joint
                                       owners, each should sign. If signing as executor, trustee, guardian or in any other representative capacity or as an officer of a corporation, please indicate your full title as such.

                               ADMISSION TICKET
                                Annual Meeting
                                      of
                           Metro-Goldwyn-Mayer Inc.
                            Tuesday, July 13, 1999
                                  10:00 a.m.
                          The Regent Beverly Wilshire
                            9500 Wilshire Boulevard
                           Beverly Hills, California

===============================================================================

                                    Agenda

       1. To elect a Board of Directors.

       2. To consider and act upon the approval and ratification of the repricing of stock options granted pursuant to the Amended and Restated
          1996 Stock Incentive Plan.

       3. To consider and act upon the approval and ratification of a proposal to amend the Amended and Restated 1996 Stock Incentive Plan to increase the aggregate number of shares of the common stock of the Company issuable thereunder from 8,125,065 to 30,000,000 and to set a maximum number of shares that any one participant may be awarded under the plan at 15,000,000.

       4. To consider and act upon the approval and ratification of the amendment of the Bonus
          Interest Agreements entered into pursuant to the Senior Management Bonus Plan.

       5. To consider and act upon the approval of an amendment to the Company's Amended and Restated Certificate of Incorporation to increase the total number of shares of common stock authorized from 250,000,000 to
          500,000,000.

       6. To consider and act upon the approval and ratification of the issuance of options to purchase shares of the common stock of the Company to Mr. Yemenidjian pursuant to his employment agreement.

       7. To consider and act upon the approval and ratification of the issuance of options to purchase shares of the common stock of the Company to Mr. McGurk pursuant to his employment agreement.

       8. To consider and act upon the ratification of the selection of Arthur Andersen LLP as independent auditors for the fiscal year ending December 31, 1999.

       9. To transact such other business as may properly come before the meeting or any adjournments thereof.

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